Exhibit 4.1

Execution Version

MOHEGAN TRIBAL GAMING AUTHORITY,

as ISSUER

8.000% SECOND PRIORITY SENIOR SECURED NOTES DUE 2026

INDENTURE

Dated as of January 26, 2021

Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut

The Mohegan Tribe of Indians of Connecticut

the Guarantors

U.S. Bank National Association

Trustee

Execution Version

i

Schedule I                             Mortgaged Property

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

v

Execution Version

INDENTURE dated as of January 26, 2021, by and among the Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).

The Authority, the Guarantors, the Tribe and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes (as defined below):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is consolidated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into or becoming a Restricted Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the Authority’s 8.000% Second Priority Senior Secured Notes due 2026 issued under this Indenture other than Initial Notes.

“Adjusted Net Assets” of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. For the avoidance of doubt, each Governmental Component of the Tribe shall be deemed to be an Affiliate of the Tribe and each other Governmental Component of the Tribe.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)     the present value at such Redemption Date of (i) the redemption price of the Note, at February 1, 2023 (such redemption price being set forth in the table appearing in the Note under “Optional Redemption”) plus (ii) all required interest payments due on the Note through February 1, 2023 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)     the then outstanding principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and not by Section 4.10 hereof; and (ii) the issuance by any of the Authority’s Restricted Subsidiaries of Equity Interests or the sale by the Authority or any of its Restricted Subsidiaries of Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $15.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $15.0 million; (ii) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries; (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary; (iv) a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof; (v) any Extraordinary Loss; (vi) transfers of assets as a result of foreclosure of a Permitted Lien; (vii) any lease or sublease not prohibited by Section 4.23 hereof; (viii) the licensing, on a non-exclusive basis (including the provision of software under an open source license), of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (ix) the sale or other transfer of Income Assets in connection with a Permitted Lease Financing; and (x) any Resort Transaction.

“Attributable Debt” in respect of a sale (including sale or other disposition of an interest in a leasehold) and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authority” means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

“Bank Credit Facility” means the credit agreement, entered into as of the Issue Date, among the Authority, as borrower, the Tribe, the lenders party thereto from time to time and Citizens Bank, N.A. as administrative agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.

“Bank Product Obligations” has the meaning given to such term in the Collateral Trust Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, tribal or foreign law for the relief of debtors or insolvency.

“BIA” means the Bureau of Indian Affairs.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations (under FASB ASC Topic 840) or a financing lease (under FASB ASC Topic 842) under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. For the avoidance of doubt, the Tribe’s ownership interest in the Authority and the Authority’s and its Restricted Subsidiaries’ ownership interest in Restricted Subsidiaries of the Authority shall be deemed to be Capital Stock.

“Cash Equivalents” means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

“Change of Control” means the occurrence of any of the following: (i) the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the Tribe; (ii) the Authority (including any employees, agents, independent contractors, managers, operators or other Persons to which the Authority has delegated its right to operate the Resort in compliance with this Indenture) ceases to have the exclusive legal right to operate the Resort; (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure results in the cessation of gaming operations at the Resort for a period of more than 90 consecutive days; or (iv) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole, or the consolidation or merger of the Authority with or into, any other Person (other than a consolidation or merger with a Restricted Subsidiary of the Authority in which the Authority is the surviving entity).

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means, collectively, the Property pledged or purported to be pledged to the Collateral Trustee pursuant to the Security Documents and any additional Property pledged to the Collateral Trustee pursuant to the applicable provisions of this Indenture and the Security Documents. The Collateral shall not include any Protected Assets or any Excluded Assets.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated the Issue Date, among the Authority, the Guarantors, the Collateral Trustee, the Trustee, and Citizens Bank, N.A., as administrative and collateral agent under the Bank Credit Facility, as amended, restated, modified, renewed, or Replaced from time to time in accordance with the applicable provisions of this Indenture and the terms thereof.

“Collateral Trustee” means Citizens Bank, N.A., in its capacity as collateral trustee for the benefit of the Holders and the other Secured Parties (as defined in the Collateral Trust Agreement) pursuant to the Collateral Trust Agreement.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated May 17, 1994, together with that certain Memorandum of Understanding, dated May 17, 1994, as such may be amended, or such other Compact as may be substituted therefor.

“Comparable Treasury Issue” means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to February 1, 2023, that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to February 1, 2023.

“Comparable Treasury Price” means, as to any Redemption Date:

(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility and/or related amenities and facilities by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility and/or related amenities and facilities or is required by a Gaming Regulatory Authority.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) an amount equal to (a) any extraordinary loss, plus (b) any net loss realized in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(ii) provision for taxes based on the income or profits, gross receipts or revenue of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations), to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus

(iv) depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (or minus)

(v) non-cash items decreasing (increasing) such Consolidated Net Income for such period; plus (or minus)

(vi) any loss (or gain) of the Authority and its Restricted Subsidiaries arising from a change in GAAP; plus

(vii) pre-opening costs and expenses, to the extent such charges or expenses were deducted in computing such Consolidated Net Income; plus

(viii) charges and expenses relating to (A) any incurrence or repayment of Indebtedness of the Authority or a Restricted Subsidiary, (B) any Investment that results in a Person that is not a Subsidiary becoming a Restricted Subsidiary, (C) any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by the Authority or any Restricted Subsidiary, any designation or any redesignation of a Subsidiary that results in a Restricted Subsidiary ceasing to be a

Restricted Subsidiary or an Unrestricted Subsidiary becoming a Restricted Subsidiary, (D) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or of interests in a joint venture, in each case with a fair market value of at least $10.0 million or constituting all or substantially all of the assets of a Person, (E) the making of any Restricted Payment, or (F) expenses of the Authority and its Restricted Subsidiaries incurred in connection with reduction-in-force, severance and similar operational restructuring programs, integration costs, personnel restructuring, relocation or integration costs, one-time compensation charges and the amount of any signing, retention and completion bonuses and other similar restructuring cash charges and expenses; provided that the aggregate amount of additions made to Consolidated Cash Flow for such period pursuant to this clause (viii) shall not exceed 10.0% of Consolidated Cash Flow in the aggregate for any such period (after giving effect to this clause (viii)), all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of total consolidated Indebtedness (other than Indebtedness in respect of clauses (iii), (vi), (vii) and (viii) of the definition of “Indebtedness” (except (A) with respect to clause (iii), to the extent any letter of credit has been drawn, and (B) with respect to clauses (vii) and (viii), to the extent such guarantee or Lien has been called upon or enforcement action with respect thereto taken)) of the Authority and its Restricted Subsidiaries as of such date that is not Subordinated Indebtedness to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(iii) the Net Income of any Person acquired after the Issue Date in a business combination for any period prior to the date of such acquisition shall be excluded;

(iv) the cumulative effect of a change in accounting principles shall be excluded;

(v) any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, shall be excluded;

(vi) charges and expenses relating to the Refinancing Transactions shall be excluded; and

(vii) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, shall be excluded; provided that to the extent not otherwise included in calculating Consolidated Net Income, the Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to the specified Person or a Restricted Subsidiary thereof in respect of such period.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of total consolidated secured Indebtedness (other than Indebtedness in respect of clauses (iii), (vi), (vii) and (viii) of the definition of “Indebtedness” (except (A) with respect to clause (iii), to the extent any letter of credit has been drawn, and (B) with respect to clauses (vii) and (viii), to the extent such guarantee or Lien has been called upon or enforcement action with respect thereto taken)) of the Authority and its Restricted Subsidiaries as of such date to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” Notwithstanding the foregoing, with respect to any determination of the Consolidated Secured Leverage Ratio for purposes of Section 4.09(b)(ii) hereof, any unsecured Indebtedness outstanding or to be incurred pursuant to Section 4.09(b)(ii) hereof, shall be deemed to be secured by a Parity Lien.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as amended June 16, 2010, as amended February 23, 2014, and as it may be further amended from time to time.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.03 hereof or such other address as to which the Trustee may give notice to the Authority.

“Credit Facility” means (i) the Bank Credit Facility, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time, and (ii) whether or not the Credit Facility referred to in clause (i) remains outstanding, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing, financing of Income Assets or letters of credit, (B) debt securities, indentures or other forms of debt financing, or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means non-cash consideration received by the Authority or a Restricted Subsidiary in connection with an Asset Sale that is so designated by the Authority as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the fair market value of such non-cash consideration and the basis of such valuation, executed by the principal financial officer of the Authority.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Earth Hotel Lease” means that certain sublease dated February 1, 2015, by and between the Authority and Mohegan Tribal Finance Authority, including all exhibits and schedules attached thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Eligible Assets” means (i) any assets comprising the Resort; (ii) any interest of the Tribe, directly or through an instrumentality or subsidiary of the Tribe (excluding the Authority and its Subsidiaries) in any casino gaming operation; and (iii) any interest of the Tribe in a commercial activity and assets of the Tribe, such instrumentality or subsidiary employed in or derived from a commercial activity. For the avoidance of doubt, Eligible Assets shall not include any Protected Assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Existing Indebtedness” means Indebtedness of the Authority and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness under the Bank Credit Facility and the Notes issued on the Issue Date), including, for the avoidance of doubt, the Existing Senior Unsecured Notes, outstanding on the Issue Date.

“Existing Senior Unsecured Notes” means the Authority’s 7.875% Senior Notes due 2024 to the extent outstanding on the Issue Date.

“Extraordinary Loss” means any loss, destruction or damage to Property of the Authority or any of its Restricted Subsidiaries or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any such Property, or confiscation or requisition of use of any such Property.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, repurchases or retires any Indebtedness (other than revolving credit borrowings, except to the extent the commitments with respect to such borrowings are permanently reduced therewith) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (including a pro forma application of the net proceeds therefrom) to such incurrence, assumption, guarantee, repayment, redemption, repurchase or retirement of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income”;

(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations, businesses or Income Assets disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations in respect of interest rates; plus

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest expense on Indebtedness of another Person that is (A) guaranteed by such Person or one of its Restricted Subsidiaries, but only if such guarantee has been called upon in whole or in part or (B) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only if an enforcement action with respect to such Lien is taken; plus

(iv) the product of (a) all cash dividend payments or other distributions on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent, that is (1) in respect of borrowed money or advances or (2) evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), whether or not then available or drawn. For the avoidance of doubt, “Funded Debt” shall not include Hedging and Swap Obligations or Bank Product Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date; provided that lease obligations not capitalized under GAAP as in effect on October 14, 2016 shall not be deemed to constitute Indebtedness under this Indenture as a result of any change in GAAP after such date, regardless of whether such lease obligations were incurred on, before or after such date.

“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or any foreign or tribal government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Mohegan Tribal Gaming Commission or any other agency, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b)(iv) or 2.06(d)(ii) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Government Service Payments” means: (i) Priority Distributions; (ii) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental goods and services (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, only to the extent that the costs of such departments are attributable to the operations of the Authority) made by the Authority and its Restricted Subsidiaries to the Tribe or any of its representatives, political subunits, councils, agencies, instrumentalities or subsidiaries; provided that goods and services purchased pursuant to this clause (ii) shall be priced consistent with past practice, (iii) payments to the Tribe pursuant to the Lease, (iv) payments to the Tribe or any agency, instrumentality or political subunit or Affiliate thereof (other than Restricted Investments) pursuant to the terms of transactions entered into in compliance with the applicable requirements of Section 4.11 hereof and for the purpose of (a) developing gaming, hotel, retail, entertainment and other related or ancillary facilities to be owned, leased, licensed or managed by the Authority and its Restricted Subsidiaries (including, without limitation, pursuant to the terms of a Resort Transaction) or (b) acquiring goods and services with respect to which the Authority reasonably determines that the Tribe (or the applicable agency, instrumentality or political subunit or Affiliate thereof) is the best reasonably available supplier (but excluding, in any event, transactions in the nature of consulting, advisory or like arrangements), (v) payments pursuant to arrangements contemplated by clauses (i), (iii), (ix) and (x) of Section 4.11(b), (vi) payments to the Tribe for taxes, fees, charges and assessments permitted under Section 12.01(a), (vii) charges under the Tribal Gaming Ordinance in respect of the NIGC and (viii) fees imposed by the NIGC under IGRA.

“Governmental Authority” means the government of the United States, a foreign nation or the Tribe, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Component” means, with respect to the Tribe or any other government, any corporation, board, enterprise, authority, division, branch, political subdivision, agency, instrumentality or governmental component directly or indirectly owned or controlled by the Tribe or such other government. For the avoidance of doubt, the Issuer and its Subsidiaries are Governmental Components of the Tribe.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means the joint and several guarantee by the Guarantors of the Note Obligations on the terms set forth in this Indenture.

“Guarantors” means the Pocono Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC and each other Restricted Subsidiary of the Authority that becomes a Guarantor in accordance with the terms of this Indenture.

“Hedging and Swap Obligations” means, with respect to any Person: (i) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates, or currency exchange rates or indices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that may be issued in a denomination equal to the outstanding principal amount of the Notes transferred to Institutional Accredited Investors in accordance with this Indenture.

“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq., as the same may, from time to time, be amended.

“Income Assets” means income streams, including income and profits and other contractual rights, created under leases or other agreements for the use or occupancy of the whole or part of real property, lessor rights under any lease and ancillary assets or property related thereto, from time to time held, acquired or otherwise owned by the Authority or any Restricted Subsidiary of the Authority; provided that such interests, and related assets or property, shall relate to the retail, food and beverage, cell tower or other non-gaming operations of the Authority or its Subsidiaries.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (i) borrowed money; (ii) bonds, notes, debentures or similar instruments; (iii) letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances; (iv) Capital Lease Obligations and Attributable Debt; (v) the balance, deferred and unpaid, of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (vi) any Hedging and Swap Obligations; (vii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person, but not in an amount in excess of the fair market value of the applicable collateral); and (viii) to the extent not otherwise included, the guarantee by such specified Person of any Indebtedness of any other Person, if and to the extent any of the preceding items (other than in respect of clauses (iii), (vi), (vii) and (viii)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. For the avoidance of doubt, “Indebtedness” does not include the obligations of the Authority under the Priority Distribution Agreement.

The amount of any Indebtedness outstanding as of any date shall be: (i) in the case of Hedging and Swap Obligations, the net amount payable by the applicable Person in the event of termination of the agreements governing such Hedging and Swap Obligations; (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Investment Banker” means one of the Reference Treasury Dealers or another nationally recognized investment banking firm that is a Primary Treasury Dealer appointed by the Authority.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $1,175,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” means:

(i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Authority or any Restricted Subsidiary;

(ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the Authority or any Restricted Subsidiary or with respect to a material portion of the Authority’s or any Restricted Subsidiary’s assets;

(iii) any case or proceeding for the liquidation, dissolution, reorganization or winding up of the Authority or any Restricted Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iv) any case or proceeding relating to the assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Authority or any Restricted Subsidiary.

“Institutional Accredited Investor” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Restricted Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Issue Date Payment” means the payment to the Tribe on or about the Issue Date, solely to permanently prepay existing subordinated Indebtedness of the Authority to the Tribe in a principal amount not to exceed $5,000,000 (and to pay accrued interest thereon).

“Junior Lien Debt” means any Funded Debt of the Authority or any Guarantor secured by Junior Liens on the Collateral that was permitted to be incurred and so secured under this Indenture; provided that:

(i) on or before the date on which such Funded Debt is incurred by the Authority or such Guarantor, as applicable, such Funded Debt is designated by the Authority, in an Officer’s Certificate delivered to the Collateral Trustee, as “Junior Lien Debt” for purposes of this Indenture and the Collateral Trust Agreement or Junior Lien Intercreditor Agreement, as applicable; provided that no Indebtedness may be designated as Junior Lien Debt if also designated as Priority Lien Debt or Parity Lien Debt; and

(ii) either (A) the Collateral Trust Agreement has been amended or amended and restated to provide for “third lien” debt that is subject to lien subordination terms and provisions that are (x) customary for such Indebtedness, (y) based on the lien subordination terms and provisions applicable to the Notes relative to the Priority Lien Debt and (z) and no more favorable to the holders of such “third lien” debt relative to the holders of Parity Lien Debt than the comparable provisions of the Collateral Trust Agreement are to holders of Parity Lien Debt relative to holders of Priority Lien Debt (in each case, as determined by the Authority in good faith), and the Junior Lien Debt Representative with respect to such Indebtedness has duly executed and delivered a joinder to the Collateral Trust Agreement as a “Junior Lien Debt Representative” (or comparable term) thereunder or (B) the Junior Lien Debt Representative with respect to such Indebtedness, the Authority, the Guarantors, and the Collateral Trustee have duly executed and delivered a Junior Lien Intercreditor Agreement.

“Junior Lien Debt Cap” means, as of any date of determination, the maximum amount of Junior Lien Debt that may be incurred by the Authority such that, after giving pro forma effect to such incurrence, any other incurrence of Indebtedness or the grant of any Lien on such date of determination and the application of the net proceeds therefrom, the Consolidated Secured Leverage Ratio would not exceed 4.25 to 1.0.

“Junior Lien Debt Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Debt Representative” means the administrative agent, collateral agent, trustee or similar entity for the lenders or holders of obligations, as applicable, under any Junior Lien Debt of a series, together with its successors and permitted assigns.

“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement entered into by and among the Authority, the Guarantors, the Collateral Trustee and one or more Junior Lien Debt Representatives, providing for “third lien” debt that is subject to lien subordination terms and provisions (x) customary for such Indebtedness, (y) based on the lien subordination terms and provisions applicable to the Notes relative to the Priority Lien Debt and (z) no more favorable to the holders of such “third lien” debt relative to holders of Parity Lien Debt than the comparable provisions of the Collateral Trust Agreement are to holders of Parity Lien Debt relative to holders of Priority Lien Debt (in each case, as determined by the Authority in good faith), as the same may be amended, supplemented, modified, replaced or restated in accordance with the terms thereof.

“Junior Liens” means Liens granted to the Collateral Trustee or to another agent for the holders of any Junior Lien Debt Obligations upon the Collateral which Liens rank junior to the Parity Liens pursuant to the Collateral Trust Agreement or a Junior Lien Intercreditor Agreement.

“Key Project Asset Sale” means any Asset Sale of Key Project Assets.

“Key Project Assets” means: (i) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States; (ii) any improvements (including, without limitation, the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and (iii) any business records of the Authority or the Tribe relating to the operation of the Resort; provided, notwithstanding the foregoing, Key Project Assets shall not include any interest in the Lease or the real property (including improvements) subject thereto or any reasonably related interests and rights to the extent the related real property is not then developed for use in Gaming at Mohegan Sun.

“Laws” means, collectively, (i) all international, foreign, federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (ii) any interpretation or administration of the items described in clause (i) by any Governmental Authority which has the binding force of law, and (iii) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“Lease” means that certain Amended and Restated Lease, dated October 14, 2016, by and between the Tribe and the Authority, as the same has been amended or hereafter may be amended in accordance with the terms thereof and of this Indenture.

“Lease Financing Amount” means, with respect to any Permitted Lease Financing, as of the date of any incurrence of Indebtedness pursuant to Section 4.09(b)(i), the aggregate net cash proceeds to any Special Purpose Financing Subsidiary under any Permitted Lease Financing in connection with the sale of, or the obtaining of loans secured by, Income Assets by such Special Purpose Financing Subsidiary, as the same may be reduced from time to time by collections with respect to such Income Assets or otherwise in accordance with the terms of the documents or agreements evidencing, relating to, or otherwise governing such Permitted Lease Financing (but excluding any such collections used to make payment of interest).

“Leased Property” means that certain land and improvements thereon located in the Town of Montville, County of New London and State of Connecticut and owned by the United States of America, in trust for the Tribe and leased to the Authority pursuant to the Lease.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

“Mohegan Golf Property” means the golf course at Mohegan Sun Country Club at Pautipaug.

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities, including the Casino of the Sky and Casino of the Earth, and the Sky Hotel Tower (including any future expansions thereof), owned by the Authority commonly known as “Mohegan Sun” and located in Uncasville, Connecticut.

“Mortgaged Property” means the real property described in Schedule I hereto and each other real property hereafter encumbered by a Mortgage pursuant to the provisions of this Indenture or the Security Documents.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions), (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries or (C) any sale, transfer or other disposition of Income Assets in connection with Permitted Lease Financings or otherwise;

(ii) (A) any extraordinary or nonrecurring item, together with any related provision for taxes on such extraordinary or nonrecurring item and (B) any severance expenses or charges pertaining to workforce reductions;

(iii) any fees, expenses or charges related to any incurrence, refinancing, Replacement or repurchase of or tender for any Indebtedness that was permitted to be incurred under this Indenture (including without limitation the incurrence of the Notes issued on the Issue Date and the entry into and/or incurrence of Indebtedness under the Bank Credit Facility on the Issue Date); and

(iv) in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or Extraordinary Loss (excluding business interruption and delay in completion insurance proceeds), net of the direct costs relating to such Asset Sale or Extraordinary Loss, including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required (other than pursuant to Section 4.10 hereof) to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale or Extraordinary Loss, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“Non-Tribal Entity” means each Guarantor that is not a Tribal Entity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Northeast Gaming Operations” means casino gaming operations, projects or developments in the states of New York, Pennsylvania, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont or Maine. For the avoidance of doubt, “Northeast Gaming Operations” does not include hotel, retail or other non-gaming activities, whether or not co-located with casino and other gaming operations.

“Note Obligations” means the Notes and any related Obligations under the Notes, this Indenture and the Security Documents.

“Notes” means, collectively, the Initial Notes and any Additional Notes, in each case as issued pursuant to this Indenture.

“Obligations” means any principal, interest, default interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing thereon after the commencement of any Insolvency or Liquidation Proceeding).

“Offering Memorandum” means the final offering memorandum relating to the offering of the Initial Notes, dated January 15, 2021.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and, in the case of the Authority, shall include members of the Management Board.

“Officer’s Certificate” means a certificate signed on behalf of the Authority by an Officer of the Authority, who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Authority.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Authority, the Tribe or any Restricted Subsidiary of the Authority or the Trustee.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

“Parity Lien Debt” means:

(a) the Initial Notes and the guarantees thereof;

(b) any other Funded Debt of the Authority or any Guarantor secured by Parity Liens on Collateral that was permitted to be incurred and so secured under this Indenture; provided that in the case of Funded Debt referred to in this clause (b):

(i) on or before the date on which such Funded Debt is incurred by the Authority or such Guarantor, as applicable, such Indebtedness is designated by the Authority, in an Officer’s Certificate delivered to the Collateral Trustee, as “Parity Lien Debt” for purposes of this Indenture and the Collateral Trust Agreement; provided that no Funded Debt may be designated as Parity Lien Debt if also designated as Priority Lien Debt; and

(ii) the Parity Lien Representative with respect to such Funded Debt has duly executed and delivered a joinder to the Collateral Trust Agreement and any other applicable Security Documents.

“Parity Lien Documents” means, collectively, with respect to any Parity Lien Debt, the agreements, documents and instruments providing for or evidencing any Parity Lien Obligations, including the definitive documentation in respect of such Parity Lien Debt (including without limitation this Indenture and the Security Documents), the security documents and any collateral trust agreement, intercreditor or joinder agreement among any holders of Parity Lien Obligations with respect to such Parity Lien Debt (or binding upon one or more of such holders or their representatives), to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Collateral Trust Agreement.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof (including any Hedging and Swap Obligations incurred pursuant to Section 4.09(b)(viii) and/or Bank Product Obligations, in each case that constitute “Secured Obligations” or “Obligations” pursuant to any series of Parity Lien Debt).

“Parity Lien Representative” means the administrative agent, collateral agent, trustee or similar entity for the lenders or holders of obligations, as applicable, under any Parity Lien Debt of a series, together with its successors and permitted assigns.

“Parity Lien Secured Parties” means, at any relevant time, (a) the Collateral Trustee, (b) the Trustee, (c) each other Parity Lien Representative, and (d) the holders of Parity Lien Obligations.

“Parity Liens” means Liens granted to the Collateral Trustee, at any time, upon the Collateral to secure Parity Lien Obligations.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” means an office or agency maintained by the Authority pursuant to the terms of this Indenture where Notes may be presented for payment.

“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

“Permitted Encumbrances” means:

(i) inchoate Liens incident to construction or maintenance of real property, and Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, no such real property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(ii) Liens for taxes and assessments on Property which are not yet past due and Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that no such Property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iii) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(iv) easements, exceptions, reservations, or other agreements granted or entered into after the Issue Date for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(v) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;

(vi) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license or permit;

(vii) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use or enjoyment of real property;

(viii) statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves have been set aside with respect thereto and no Property is subject to a material risk of loss or forfeiture by reason of nonpayment;

(ix) Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(x) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Authority or any Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(xi) Liens consisting of deposits of Property to secure statutory obligations of the Authority or any Restricted Subsidiary in the ordinary course of its business;

(xii) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Authority or any Restricted Subsidiary is a party in the ordinary course of its business;

(xiii) Liens created by or resulting from any litigation or legal proceeding involving the Authority or a Restricted Subsidiary which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture; and

(xiv) encumbrances consisting of the rights of tenants/lessees under retail, restaurant or other commercial leases at the Resort, Pocono or concerning any other property owned by the Authority or any Restricted Subsidiary and associated rights of such tenants under subordination, non-disturbance and attornment agreements, including without limitation in connection with a Resort Transaction.

“Permitted Investments” means:

(i) any Investment in the Authority or in a Restricted Subsidiary of the Authority;

(ii) any Investment in cash or Cash Equivalents;

(iii) any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person engaged in the Principal Business or a Related Business, if as a result of such Investment such Person (a) becomes a Restricted Subsidiary of the Authority and a Guarantor or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Authority;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(v) any Investment in any Persons engaged in the Principal Business or a Related Business having an aggregate fair market value (as reasonably determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed, at any one time outstanding as of the date of any such Investment, the sum of (A) (i) $225.0 million if the Consolidated Secured Leverage Ratio does not exceed 5.00 to 1.00 after giving effect to the incurrence of any such Investment or (ii) $100.0 million if the Consolidated Secured Leverage Ratio exceeds 5.00 to 1.00 after giving effect to the incurrence of any such Investment and (B) any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayment, income and similar amounts) actually received by the Authority or its Restricted Subsidiaries in respect of any such Investment;

(vi) payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $2.0 million at any one time outstanding;

(vii) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(viii) Investments consisting of or related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes;

(ix) Investments in entities conducting Northeast Gaming Operations with the proceeds of equity contributions from the Tribe, provided such equity contributions shall not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(C);

(x) Investments consisting of or pursuant to Completion Guarantee and Keep-Well Agreements;

(xi) Investments existing on the Issue Date;

(xii) Investments in a Special Purpose Financing Subsidiary to the extent such Investments are made in connection with Permitted Lease Financings; and

(xiii) guarantees of Indebtedness of any Person that is not a Restricted Subsidiary up to $150.0 million at any one time outstanding.

“Permitted Lease Financings” means one or more financings, securitizations or similar transactions or series of transactions pursuant to which the Authority or any of its Restricted Subsidiaries sells, assigns, contributes, grants an interest in or otherwise transfers Income Assets (and/or grants a Lien on such Income Assets transferred or purported to be transferred) to one or more Special Purpose Financing Subsidiaries for consideration (which may include debt or equity received as consideration for or as a portion of the purchase price of the Income Assets transferred, or any other instrument through which the Authority or any of its Restricted Subsidiaries has rights to or receives distributions in respect of any excess or residual interest in the Income Assets) in an amount not less than the fair market value, at the time of transfer of such Income Assets, that would be attributed to such Income Assets by an unaffiliated third party purchasing the Income Assets in an arms-length sale transaction, as determined in good faith by the Management Board; provided, however, that “Permitted Lease Financings” will not include any such transaction, unless, as of the date of any increase in the Lease Financing Amount with respect to such transaction, the Authority could incur secured Indebtedness under Section 4.09(b)(i) in an aggregate principal amount equal to the amount of such increase in the Lease Financing Amount (as determined after giving effect to any repayment of Indebtedness in connection therewith but without giving effect to Section 4.09(b)(i)(A)(y)).

“Permitted Liens” means:

(i) Liens securing Indebtedness that was permitted by the terms of this Indenture to be incurred under clauses (v) (provided that such Liens do not extend to any property owned by the Authority or a Restricted Subsidiary other than the property being financed), (vii) and (xi) of Section 4.09(b) hereof;

(ii) Liens held by the Collateral Trustee securing the Notes issued on the Issue Date and the Guarantees thereof;

(iii) Priority Liens securing Priority Lien Debt incurred pursuant to Section 4.09(b)(i) or Section 4.09(b)(xiv) hereof, together with any guarantees thereof and any Priority Lien Obligations relating thereto;

(iv) Parity Liens securing Parity Lien Debt incurred pursuant to Section 4.09(b)(i), Section 4.09(b)(ii) or Section 4.09(b)(xiv) hereof, together with any guarantees thereof and any Parity Lien Obligations relating thereto;

(v) Junior Liens securing Junior Lien Debt (x) incurred as Permitted Refinancing Indebtedness in respect of the Existing Senior Unsecured Notes (provided that such Permitted Refinancing Indebtedness (A) has a final maturity date later than the date that is 91 days after the Stated Maturity of the Notes and (B) does not require any scheduled repayments of principal until the date that is 91 days after the Stated Maturity of the Notes), (y) in an aggregate principal amount not to exceed the Junior Lien Debt Cap and/or (z) incurred pursuant to Section 4.09(b)(i), Section 4.09(b)(ii), Section 4.09(b)(x) or Section 4.09(b)(xiv), in each case together with any guarantees thereof and any Junior Lien Debt Obligations relating thereto;

(vi) Liens in favor of the Authority or a Restricted Subsidiary;

(vii) Liens existing on the Issue Date (other than Liens permitted by clauses (ii), (iii) and (iv) of this definition of “Permitted Liens”);

(viii) Permitted Encumbrances and Permitted Rights of Others;

(ix) Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;

(x) Liens on property existing at the time of acquisition thereof by the Authority or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition; provided, further, that such Liens do not extend to any other property owned by the Authority or a Restricted Subsidiary;

(xi) Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Authority;

(xii) Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and such legal proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(xiii) Liens securing Indebtedness (other than Priority Lien Debt and Parity Lien Debt) permitted under Section 4.09 hereof; provided that the aggregate principal amount of all such Indebtedness secured by Liens pursuant to this clause (xiii) shall not exceed $35.0 million in the aggregate at any one time outstanding;

(xiv) Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;

(xv) Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;

(xvi) Liens to secure Permitted Refinancing Indebtedness incurred pursuant to Section 4.09(b)(vi) and any guarantees thereof; provided, however, that (a) the original Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded by such Permitted Refinancing Indebtedness was secured by a Lien permitted to be incurred under this Indenture, (b) the new Lien incurred pursuant to this clause (xvi) is limited to all or part of the same property and assets (or type of property and assets) that secured or, under the written agreements pursuant to which the original Lien was created, could secure, the original Lien; and (c) unless the new Lien incurred pursuant to this clause (xvi) is junior in priority to the Liens securing the Notes, the new Lien incurred pursuant to this clause (xvi) cannot rank senior to the Lien which secured the original Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded by such Permitted Refinancing Indebtedness;

(xvii) Liens securing Indebtedness permitted under Section 4.09(b)(xiii); and

(xviii) Liens encumbering Income Assets purported to be sold or otherwise transferred in connection with Permitted Lease Financings.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to acquire, repurchase, retire, extend, refinance, renew, Replace, defease or refund, other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest with respect to the Indebtedness so acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness (A) has a final maturity date later than the earlier of (x) the final maturity date of the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded and (y) the date that is 91 days after the Stated Maturity of the Notes, and (B) has a Weighted Average Life to Maturity (x) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded or (y) does not require any scheduled repayments of principal until the date that is 91 days after the Stated Maturity of the Notes;

(iii) if the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded; and

(iv) such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) rights pursuant to contracts in respect of Asset Sales (and dispositions excluded from the definition of “Asset Sale”) permitted under this Indenture and (d) the reversionary interest of a landlord under a lease of Property.

“Permitted Tribal Payments” means payments for governmental goods and services provided to the Authority or any of its Restricted Subsidiaries by the Tribe or any of its representatives, political subunits, councils, agencies, instrumentalities or subsidiaries, in each case to the extent included in the calculation of Consolidated EBITDA (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments), in each case, to the extent that the costs of such departments are reasonably attributable to the operations of the Authority, provided that such payments are not duplicative of taxes imposed by the Tribe upon the Authority and its operations.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision, instrumentality or subunit thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Pocono” means the harness racetrack and casino known as Mohegan Sun Pocono, located in Plains Township, Pennsylvania, and related assets.

“Pocono Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Authority for the purpose of owning or operating Pocono and the businesses related thereto.

“Principal Business” means (i) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance Gaming and other businesses, in either case operated by the Authority at the Resort, and (ii) casino gaming and related businesses (including, without limitation, those described in clause (i)(b) above) located outside the Tribe’s reservation.

“Priority Distribution Agreement” means that certain Priority Distribution Agreement, dated as of August 1, 2001, between the Tribe and the Authority, as amended December 31, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, so long as a true, correct and complete copy of any such amendment, restatement, supplement or modification has been provided to the Trustee).

“Priority Distributions” means distributions to the Tribe by the Authority in an aggregate amount not to exceed in any fiscal year (inclusive of Priority Distributions made prior to the Issue Date under the Existing Indebtedness) the greater of (i) $70.0 million and (ii) 20% of Consolidated Cash Flow for the prior fiscal year; provided that, subject to the next succeeding proviso, not more than $25.0 million of the Priority Distributions permissible in any fiscal year shall be made in any fiscal quarter; provided, further, that the amount of Priority Distributions permitted to be made in any fiscal quarter shall be increased by the unused amount of Priority Distributions (without the accrual of interest thereon) allocated for any prior fiscal quarter. Priority Distributions include priority distribution payments made by the Authority under the Priority Distribution Agreement.

“Priority Lien Debt” means:

(a) Indebtedness incurred under the Bank Credit Facility (excluding any Replacement thereof, it being understood that any Replacement thereof may constitute Priority Lien Debt pursuant to clause (b) of this definition); and

(b) other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Authority or any Guarantor that was permitted to be incurred and so secured under this Indenture; provided that in the case of Indebtedness referred to in this clause (b):

(i) on or before the date on which such Indebtedness is incurred by the Authority or such Guarantor, as applicable, such Indebtedness is designated by the Authority, in an Officer’s Certificate delivered to the Collateral Trustee, as “Priority Lien Debt” for purposes of this Indenture and the Collateral Trust Agreement; provided that no Indebtedness may be designated as Priority Lien Debt if also designated as Parity Lien Debt or Junior Lien Debt; and

(ii) the Priority Lien Representative with respect to such Indebtedness has duly executed and delivered a joinder to the Collateral Trust Agreement as a “Priority Lien Representative” thereunder.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof (including any Hedging and Swap Obligations incurred pursuant to Section 4.09(b)(vii) and/or Bank Product Obligations, in each case that constitute “Secured Obligations” or “Obligations” pursuant to any series of Priority Lien Debt).

“Priority Lien Representative” means the administrative agent, collateral agent, trustee or similar entity for the lenders or holders of obligations, as applicable, under any Priority Lien Debt of a series, together with its successors and permitted assigns.

“Priority Liens” means Liens granted to the Collateral Trustee, at any time, upon the Collateral to secure Priority Lien Obligations.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Protected Assets” means (i) any assets of the Tribe, or any instrumentality or subsidiary of the Tribe against which it would be a violation of federal law, applicable state law or the Compact to encumber or to enforce remedies hereunder; (ii) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of the Authority or the Tribe and all improvements, fixtures and accessions affixed or attached to such real property; (iii) any deposit or securities account of the Tribe or any instrumentality or subsidiary of the Tribe, and any money, securities or other assets credited thereto, in each case (a) held for the purpose of collecting and disbursing funds for payroll, medical insurance, worker’s compensation claims and other purposes related thereto, (b) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than the Authority or a Guarantor or (c) held for contract health or social services under federal laws or contracts; (iv) any assets of the Tribe employed in the provision of governmental services (including real property and related improvements, fixtures and accessions affixed or attached to such real property used for tribal housing, health care, education, museum or general governmental services) or containing or constituting materials of cultural significance; (v) any ownership interest in Gaming of the Tribe (but excluding any proceeds thereof); and (vi) any account receivable in respect of or other entitlement to Permitted Tribal Payments and Priority Distributions (but not, for the avoidance of doubt, any receipts or proceeds of such account receivable or entitlement to the extent not otherwise constituting a Protected Asset).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Gaming Company” means a Person that, together with its Subsidiaries, has a minimum of five years experience in operating casinos, gaming facilities or gaming enterprises and which has derived at least $150.0 million of revenue for its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming.

“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Authority will appoint in its place another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Refinancing Transactions” means the offering of the Initial Notes, the entry into the Bank Credit Facility, the termination of the credit facilities with respect to which the Bank Credit Facility and the Initial Notes are a Replacement and the use of proceeds from the offering of the Initial Notes to refinance such facilities as described in the Offering Memorandum.

“Registrar” means an office or agency maintained by the Authority pursuant to the terms of this Indenture where Notes may be presented for registration of transfer or for exchange.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Regulatory Debt Facility” means one or more debt facilities entered into pursuant to the laws, rules or regulations of any Governmental Authority (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under any legislation, rule or regulation providing for economic relief or assistance in response to an emergency, pandemic or disaster (including, without limitation, the Main Street Lending Program, the CARES Act or any other legislation, regulation, act or similar law in response to, or related to the effect of, COVID-19), in each case, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Related Business” means any business related to the Principal Business.

“Replacement” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness (“Replacement Indebtedness”), in exchange or replacement for, such Indebtedness in whole or in part. “Replaced” and “Replacement” shall have correlative meanings.

“Resort” means the multi-amenity gaming and entertainment resort located on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed on the existing reservation, including the Casino of the Sky, Casino of the Wind and Casino of the Earth, and the Sky Hotel Tower (including any future expansions thereof) but excluding (i) any obsolete personal property or real property improvement reasonably determined by the Authority in good faith to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

“Resort Transaction” means, to the extent in compliance with the applicable requirements of Section 4.11, (i) the sale, sub-lease or other disposition of a portion of the Lease and reasonably related interests and rights to the extent the related real property is not then otherwise developed for use in Gaming at Mohegan Sun to the Tribe or any other Person for the purpose of permitting the Tribe or such Person to construct hotel, retail, entertainment or other related assets on such Authority Property and (ii) if applicable, the lease, license or other contract for use by the Authority or any Restricted Subsidiary of such facilities.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Global Corporate Trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, with respect to any Notes, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Authority to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are subject to a restricted period, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Second Lien Security Agreement, dated as of the date hereof, by the Authority, each Guarantor (other than the WNBA Subsidiary) as of the date hereof and each future Restricted Subsidiary that may subsequently become party thereto in favor of the Collateral Trustee for the ratable benefit of Holders and the other Parity Lien Secured Parties (as defined in the Collateral Trust Agreement), as amended, modified, renewed, restated, amended and restated, or replaced, in whole or in part, from time to time, in accordance with its terms.

“Security Documents” means the Collateral Trust Agreement, any Junior Lien Intercreditor Agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Authority or any Restricted Subsidiary creating or perfecting (or purporting to create or perfect) a Lien upon Collateral in favor of the Collateral Trustee to secure the Note Obligations, in each case, as amended, modified, renewed, restated, amended and restated, or replaced, in whole or in part, from time to time, in accordance with its terms.

“series” means, with respect to any Indebtedness, severally, each series of such Indebtedness for which a single transfer register is maintained.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the Issue Date.

“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form attached as an exhibit to the Collateral Trust Agreement, with such changes from the form as the Authority may direct the Collateral Trustee to make (provided that such changes are not, when taken as a whole, materially adverse to any holder of Parity Lien Obligations, as evidenced by an Officer’s Certificate delivered to the Collateral Trustee), executed by the Collateral Trustee and a tenant of the Authority or any of its Restricted Subsidiaries at Mohegan Sun, Pocono or other venues operated by the Authority or any of its Restricted Subsidiaries.

“Special Purpose Financing Subsidiary” means an Unrestricted Subsidiary of the Authority established in connection with, and in order to effectuate, a Permitted Lease Financing which Unrestricted Subsidiary meets the following criteria: (a) the business activities of such Unrestricted Subsidiary consists solely of engaging in one or more Permitted Lease Financings and any activities reasonably related or ancillary thereto (including the purchase and financing of Income Assets), (b) no portion of the Indebtedness (including any Permitted Lease Financing) of such Unrestricted Subsidiary or any other obligations (contingent or otherwise) of such Unrestricted Subsidiary is guaranteed by or otherwise recourse to the Authority or any of its Restricted Subsidiaries, other than reasonable and customary undertakings in respect of the Income Assets transferred to such Special Purpose Financing Subsidiary, (c) such Unrestricted Subsidiary is not party to any contracts, agreements, arrangements or understanding with the Authority or its Restricted Subsidiaries other than on terms that are no less favorable to the Authority or such Restricted Subsidiary than those that might be obtained by the Authority or such Restricted Subsidiary from a Person that is not an Affiliate of the Authority and (d) neither the Authority nor any Restricted Subsidiary has any obligation to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve certain levels of operating results.

“Specified Employee Compensation Payments” means payments to the Tribe in respect of the Authority’s executive benefit plan, in an aggregate amount not to exceed $5,000,000 per annum, that would otherwise be paid as compensation to employees of the Authority who are participants of the plan.

“Springing Maturity Date” means the earlier of (i) the date that is ninety-one (91) days prior to the final maturity date of the Existing Senior Unsecured Notes, unless, on such date, the aggregate outstanding principal amount of the Existing Senior Unsecured Notes is less than $50.0 million and (ii) the date that is ninety-one (91) days prior to the maturity date of any Indebtedness incurred to refinance, in whole or in part, the Existing Senior Unsecured Notes, unless on such date the aggregate outstanding principal amount of such refinancing Indebtedness (together with the aggregate principal amount of any Existing Senior Unsecured Notes then outstanding) is less than $50.0 million. As of the Issue Date, the Existing Senior Unsecured Notes mature on October 15, 2024.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the Issue Date, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment to the Note Obligations.

“Subsidiary” means: (i) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of this Indenture; or (ii) with respect to any other Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality or subdivision or subunit of the Authority shall not be a Subsidiary of the Authority.

“Town Agreement” means that certain Agreement, dated as of June 16, 1994, between the Tribe and the Town of Montville, Connecticut, as amended up to the Issue Date.

“Treasury Rate” means, for any Redemption Date, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The semiannual equivalent yield to maturity will be computed as of the third Business Day immediately preceding such Redemption Date.

“Tribal Council” means the Tribe’s nine member elected council which exercises all the legislative and executive powers of the Tribe.

“Tribal Entity” means the Authority and each Guarantor that conducts Gaming activities pursuant to IGRA.

“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances or regulations, including, without limitation, the Mohegan Tribal Gaming Ordinance, enacted on July 28, 1994 as Ordinance 94-1, and which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.

“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut or local governments in the surrounding area that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut or local governments in the surrounding area.

“Tribe” means The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing the Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means, in each case, (i) Mohegan Gaming Advisors, LLC; MGNV Holding, LLC; Mohegan Global Holding Corporation; Mohegan Lacrosse, LLC; Mohegan Earth Hotel, LLC; and Salishan-Mohegan, LLC; (ii) subject to the second paragraph of this definition, any Subsidiary of the Authority that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Authority) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Authority or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited by Section 4.07 hereof.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Board giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Authority shall be in default of such Section). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted by Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other Ownership Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary and the related guarantee executed by the Authority in favor of WNBA, LLC, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“WNBA Subsidiary” means Mohegan Basketball Club LLC, a limited liability company formed under the Laws of the Tribe and a wholly owned Subsidiary of the Authority, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Asset Sale Offer Price”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.04
“Credit Documents”	13.01
“Creditor Parties”	13.01
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Lease Transaction”	4.23
“Legal Defeasance”	8.03
“Management Activities”	13.01
“Moody’s”	4.27
“Mortgage”	11.05
“Offer Amount”	3.10
“Offer Period”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Primary Treasury Dealer”	1.01
“Purchase Date”	3.10
“Rating Event Date”	4.27
“Registrar”	2.03
“Reinstated Covenants”	4.27
“Reinstatement Date”	4.27
“Restricted Payments”	4.07
“Suspended Covenants”	4.27
“Suspension Period”	4.27
“S&P”	4.27
“Title Authority”	11.05
“Title Policy”	11.05
“Title Policies”	11.05
“UCC”	4.03

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

In addition, for all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Authority, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream. Following the expiration of the Restricted Period, beneficial interests in any temporary Regulation S Global Note issued pursuant to Rule 903 will be exchanged for beneficial interests in a permanent Regulation S Global Note pursuant to the Applicable Procedures.

(d) Regulation S Global Notes. The purchaser in a sale of beneficial interests in any Regulation S Global Note that occurs outside the United States of America (within the meaning of Regulation S), shall not, until the expiration of the 40-day “distribution compliance period” within the meaning of Rule 903 of Regulation S, make any offer or sale of beneficial interests in the Regulation S Global Notes to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902(k) of the Securities Act, except as otherwise permitted by the Securities Act. Furthermore, if beneficial interests in any Regulation S Global Notes are sold within the United States of America or to, or for the benefit of, a U.S. person pursuant to Rule 144A or pursuant to another exemption from registration under the Securities Act, such person must (a) hold its interest in the Notes offshore through Euroclear or Clearstream, as the case may be, until the expiration of the 40-day distribution compliance period and (b) upon the expiration of such 40-day period, if requested by the Authority, certify to the Authority that it bought its beneficial interests pursuant to Rule 144A or pursuant to another exemption from registration under the Securities Act.

Section 2.02. Execution and Authentication.

Two Officers of the Authority shall sign the Notes for the Authority by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Authority signed by an Officer of the Authority (an “Authentication Order”), authenticate Notes for original issue, which order shall specify whether such notes are Initial Notes or Additional Notes. Initial Notes may be issued up to an aggregate principal amount not to exceed $1,175,000,000 (other than as provided in Section 2.07 hereof). Subject to compliance with Sections 4.09 and 4.12 hereof, Additional Notes may be issued in an unlimited principal amount.

The Notes shall be issued only in fully registered form, without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The Trustee may appoint an authenticating agent acceptable to the Authority to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Authority.

Section 2.03. Registrar and Paying Agent.

The Authority shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Authority may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any registrar and the term “Paying Agent” includes any additional paying agent. The Authority may change any Paying Agent or Registrar without notice to any Holder. The Authority shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Authority fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Authority or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Authority initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Authority initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Authority shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Authority in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Authority at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Authority or a Restricted Subsidiary or an Affiliate) shall have no further liability for the money. If the Authority or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Authority, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Authority shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

Transfers and exchanges in the Notes will in all cases be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Authority for Definitive Notes if:

(i) the Authority delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Authority within 120 days after the date of such notice from the Depositary; or

(ii) the Authority in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Other than as set forth above, Global Notes may be exchanged by the Authority for Definitive Notes only with the consent of the Authority (which may be granted or withheld by the Authority in its sole discretion). Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with one of subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(1) both:

i.

a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(2) both (along with a consent in writing from the Authority, other than as provided in Section 2.06(a)(i) or Section 2.06(a)(ii)):

i.

a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.

instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof. Notwithstanding anything herein to the contrary, in no event shall a Definitive Note be issued upon the transfer or exchange of any temporary Regulation S Global Note issued pursuant to 903(b)(3)(ii)(B) prior to the expiration of the Restricted Period and the receipt by the Registrar of any certificate required pursuant to Rule 903 under the Securities Act.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(1) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required in item (2) thereof, if applicable; and

(3) if the transferee will take delivery in the form of a beneficial interest in an IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel, and other information required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above, the Authority consents (in its sole discretion) to the issuance of an Unrestricted Global Note, and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel, and other information required by item (4) thereof, if applicable;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Authority to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Authority shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, and provided that the Authority has given its prior written consent to such exchange or transfer and the issuance of Restricted Definitive Note (which consent may be given or withheld in the Authority’s sole discretion) then, upon receipt by the Registrar of the following documentation:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(2) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required in item (2) thereof, if applicable;

(4) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required in item (3)(a) thereof, if applicable;

(5) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required by item (3) thereof, if applicable;

(6) if such beneficial interest is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Authority shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Authority has given its prior written consent to such exchange or transfer and the issuance of an Unrestricted Definitive Note (which consent may be given or withheld in the Authority’s sole discretion) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Authority or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act, and such other certifications, certificates or information as the Authority or the Registrar so requests.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note and the Authority has given its prior written consent to such exchange or transfer and the issuance of an Unrestricted Definitive Note (which consent may be given or withheld in the Authority’s sole discretion) then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Authority will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(1) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(2) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required by item (2) thereof, if applicable;

(4) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required by item (3)(a) thereof, if applicable;

(5) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required by item (3) thereof, if applicable;

(6) if such Restricted Definitive Note is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Restricted Global Note, in the case of clause (2) above, the 144A Global Note, in the case of clause (3) above, the Regulation S Global Note, in the case of clause (5) above, the IAI Global Note, and in the case of clause (7) above, the Unrestricted Definitive Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Authority has given its prior written consent to such exchange or transfer and the issuance of an Unrestricted Global Note (which consent may be given or withheld in the Authority’s sole discretion) and the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel, and other information required by item (4) thereof, if applicable;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act, and such other certifications, certificates or information as the Authority or the Registrar so requests.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Authority will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(1) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel, and other information required by item (2) thereof, if applicable; and

(3) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel and other information required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Authority has given its prior written consent to such exchange or transfer and the issuance of an Unrestricted Definitive Note (which consent may be given or withheld in the Authority’s sole discretion) and the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications, certificates, Opinion of Counsel, and other information required by item (4) thereof, if applicable;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act, and such other certifications, certificates or information as the Authority or the Registrar so requests.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Reserved.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(1) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER REPRESENTS THAT

(1) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR

(2) IT IS NOT A “U.S. PERSON” AND IS OUTSIDE OF THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT).

NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE AUTHORITY OR ANY AFFILIATE OF THE AUTHORITY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS SECURITY), ONLY (A) TO THE AUTHORITY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE AUTHORITY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(2) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(ii) Global Note Legend.

(1) Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE AUTHORITY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AUTHORITY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(2) Additionally, each Global Note offered and sold to a QIB pursuant to Rule 144A will bear a legend in substantially the following form:

“EACH PURCHASER OF THIS GLOBAL NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS GLOBAL NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.”

(iii) Original Issue Discount Legend. To the extent applicable, each Note will bear a legend in substantially the following form:

“THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: GENERAL COUNSEL, MOHEGAN TRIBAL GAMING AUTHORITY, ONE MOHEGAN SUN BOULEVARD, UNCASVILLE, CONNECTICUT 06382, TELEPHONE NUMBER: (800) 862-8000.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Authority will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Authority may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(iii) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Authority, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Authority will be required:

(1) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(2) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(3) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Authority may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Authority shall be affected by notice to the contrary.

(vii) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinion of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Authority and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Authority shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note in accordance with this Indenture. If required by the Trustee or the Authority, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Authority to protect the Authority, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Authority may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Authority and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Authority or an Affiliate of the Authority holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Authority, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes registered in the name of, or owned or held directly or indirectly by, the Tribe, the Authority, or any of their respective Affiliates, shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so registered, owned or held shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Authority may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Authority considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Authority shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Authority at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Authority. The Authority may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Authority defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Authority shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Authority shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Authority (or, upon the written request of the Authority, the Trustee in the name and at the expense of the Authority) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. CUSIP Numbers.

The Authority in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Authority will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Authority elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 15 days but not more than 60 days before a Redemption Date (except as set forth in Section 3.03 below), an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) if applicable, any redemption requirements of the principal national securities exchange on which the Notes are listed.

Section 3.02. Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption in compliance with any requirements of the principal national securities exchange, if any, on which the Notes are listed as set forth in the Officer’s Certificate delivered pursuant to Section 3.01 hereof or, if the Notes are not so listed or if the requirements are not set forth in such Officer’s Certificate, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Authority in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

Subject to the provisions of Section 3.10 hereof, at least 15 days but not more than 60 days before a Redemption Date, the Authority shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date and any conditions precedent to such redemption;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Authority defaults in making such redemption payment, interest on Notes or portions of them called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

Any such optional redemption of the Notes may, at the Authority’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a debt or equity financing, acquisition or other transaction or event. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Authority’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Authority’s discretion if in the good faith judgment of the Authority any or all of such conditions will not be satisfied or waived.

At the Authority’s request, the Trustee shall give the notice of redemption in the Authority’s name and at its expense; provided, however, that the Authority shall have delivered to the Trustee, at least 20 days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (subject to the satisfaction or waiver of any conditions precedent).

Section 3.05. Deposit of Redemption Price.

One Business Day prior to the Redemption Date, the Authority shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Authority any money deposited with the Trustee or the Paying Agent by the Authority in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Authority complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Authority to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Authority shall issue and, upon the Authority’s written request, the Trustee shall authenticate for the Holder at the expense of the Authority a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) At any time prior to February 1, 2023, the Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Authority, at a redemption price equal to the sum of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the Applicable Premium;

plus accrued and unpaid interest, if any, thereon to, but not including, the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date).

(b) At any time prior to February 1, 2023, the Authority may, (i) during the twelve month period commencing on the Issue Date and (ii) during the period subsequent to such twelve month period and prior to February 1, 2023, redeem in each period up to 10.0% of the initial aggregate principal amount of Notes at a redemption price equal to 103% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the Notes to be redeemed to but excluding the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date); provided that if the Authority does not redeem 10.0% of the initial aggregate principal amount of Notes during the twelve month period commencing on the Issue Date, the Authority may, in the subsequent period prior to February 1, 2023, redeem the Notes in an amount that does not exceed 10.0% of the initial aggregate principal amount of Notes plus the difference between (x) 10.0% of the initial aggregate principal amount of Notes and (y) the aggregate principal amount of Notes that were redeemed in such twelve month period commencing on the Issue Date.

(c) At any time or from time to time on or after February 1, 2023, the Notes will be redeemable, at the option of the Authority, in whole or in part, at the redemption prices (expressed as a percentage of principal amount) set forth in the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date).

Section 3.08. Redemption Pursuant to Gaming Law.

(a) Notwithstanding any other provisions of this Article 3, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable gaming laws in order for the Authority to obtain or maintain any gaming license or franchise, and the Holder or beneficial owner does not obtain such license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority has the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (1) the principal amount thereof and (2) the price at which such Holder or beneficial owner acquired the Notes together with, in each case, accrued and unpaid interest, if any, to, but not including, the earlier of the Redemption Date or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority.

(b) In connection with any redemption pursuant to this Section 3.08, and except as may be required by a Gaming Regulatory Authority, the Authority shall comply with Sections 3.01 through 3.06 hereof.

(c) The Authority shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such Holder or beneficial owner.

Section 3.09. Mandatory Redemption.

Without limiting the obligations of the Authority set forth in Sections 4.10 or 4.15 hereof or the application of the Springing Maturity Date, the Authority shall not be required to make mandatory redemption payments with respect to the Notes.

Section 3.10. Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Authority shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for the Offer Period and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Authority shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Authority shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price for the Notes and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Authority defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only; provided that no Notes of denominations less than $2,000 will be redeemed in part;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Authority, a depositary, if appointed by the Authority, or a paying agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Authority, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Authority shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Authority so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Authority shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Authority in accordance with the terms of this Section 3.10. The Authority, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Authority for purchase, and the Authority shall promptly issue a new Note, and the Trustee, upon written request from the Authority shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Authority to the Holder thereof. The Authority shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

(a) The Authority shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Authority or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Authority in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. The Authority shall give prompt written notice to the Trustee of any Springing Maturity Date.

(b) The Authority shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

(a) The Authority shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Authority in respect of the Notes and this Indenture may be served. The Authority shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Authority shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Authority may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Authority of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Authority shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Authority hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Authority in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) Notwithstanding that the Authority may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Authority will furnish to the Trustee, within 15 days after the time periods specified below:

(i) within 90 days after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), the annual financial statements that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a report on the annual financial statements by the Authority’s independent registered public accounting firm, and a “Management’s discussion and analysis of financial condition and results of operations” (which “Management’s discussion and analysis of financial condition and results of operations will include (x) a presentation of “adjusted EBITDA” substantially consistent with the presentation thereof contained in the Offering Memorandum and (y) a presentation of the results of operations of the Unrestricted Subsidiaries as a whole on a consolidating basis, except to the extent that, in the case of this clause (y), the Authority determines in its good faith judgment that such presentation that would otherwise be required to be disclosed is not material to the Holders or is not material relative to the business, assets, operations, financial positions or prospects of the Authority and its Restricted Subsidiaries, taken as a whole);

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), the quarterly financial statements that would be required to be contained in quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, which financial statements will be reviewed by the Authority’s independent registered public accounting firm, and a “Management’s discussion and analysis of financial condition and results of operations” (which “Management’s discussion and analysis of financial condition and results of operations” will include (x) a presentation of “adjusted EBITDA” substantially consistent with the presentation thereof contained in the Offering Memorandum and (y) a presentation of the results of operations of the Unrestricted Subsidiaries as a whole on a consolidating basis, except to the extent that, in the case of this clause (y), the Authority determines in its good faith judgment that such presentation that would otherwise be required to be disclosed is not material to the Holders or is not material relative to the business, assets, operations, financial positions or prospects of the Authority and its Restricted Subsidiaries, taken as a whole); and

(iii) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Authority had been a reporting company under Section 15(d) of the Exchange Act); provided that the foregoing shall not obligate the Authority to make available (i) any information otherwise required to be included on a Form 8-K regarding the occurrence of any of the following events if the Authority determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Authority and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Authority or any of its Subsidiaries and any director, officer or manager of the Authority or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(1) the entry into or termination of material agreements;

(2) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(3) bankruptcy or insolvency proceedings;

(4) cross-default under direct material financial obligations;

(5) a change in the Authority’s certifying independent auditor;

(6) the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);

(7) non-reliance on previously issued financial statements; and

(8) change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described in this Section 4.03 and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Authority shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards

Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10 or 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Authority will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Authority will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 8.01 if Holders of at least 25% in aggregate principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or canceled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Authority will, for so long as any Notes are outstanding, furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 4.03(a), the Authority shall also use its commercially reasonable efforts to post copies of such information required by Section 4.03(a) on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Authority or a third party) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Authority), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Authority who agree to treat such information and reports as confidential; provided that the Authority may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Authority and its Subsidiaries to the extent that the Authority determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Authority and its Subsidiaries. The Authority may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(c) The Authority shall participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Authority or its Subsidiaries) to discuss results of operations, which quarterly conference calls will be held within 10 Business Days after delivery of the annual and quarterly financial statements pursuant to Section 4.03(a)(i) and Section 4.03(a)(ii).

(d) Notwithstanding anything to the contrary set forth in this Section 4.03, if the Authority has filed or furnished with the SEC the reports described in Section 4.03(a) within the time periods provided therein, the Authority shall be deemed to have complied with the requirements of Section 4.03(a) and Section 4.03(b).

(e) Delivery under this Section 4.03 of reports, information and documents to the Trustee is for informational purposes only. The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom.

Section 4.04. Compliance Certificate.

(a) The Authority shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Authority and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Authority has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Authority has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Authority is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Authority is taking or proposes to take with respect thereto.

(b) The Authority shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Authority is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Authority shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

The Authority covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Authority (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (i) make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority or any direct or indirect parent of the Authority held by Persons other than the Authority or a Restricted Subsidiary; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, other than the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the Stated Maturity thereof and other than a payment of interest or principal at the Stated Maturity thereof; (iv) make any payment or distribution to the Tribe (or any agency, instrumentality or political subunit or Subsidiary (other than the Authority and its Subsidiaries) thereof) or make any general distribution to the members of the Tribe; or (v) make any Restricted Investment; other than, in each case, Government Service Payments (all such payments and other actions set forth in clauses (i) through (v) of this Section 4.07(a) (exclusive of Government Service Payments) are collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from April 1, 2021, to the end of the Authority’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of assets or property (other than cash) received by the Authority after the Issue Date from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (3) to the extent that any Restricted Investment that was made after the Issue Date or any Investment in an Unrestricted Subsidiary or joint venture existing on the Issue Date is sold, liquidated or otherwise disposed of or realized upon (including by way of dividends, interest, distributions, returns of principal, profits on sale, repayment, income and similar amounts in respect of such Investments), the lesser of (I) the cash, or fair market value (as determined in the good faith, reasonable judgment of the Management Board) of assets other than cash, received by the Authority or its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition to the Authority and its Restricted Subsidiaries, if any) and (II) the initial amount of such Investment, plus (4) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (I) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation and (II) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus (5) $25.0 million.

(b) The preceding provisions will not prohibit:

(i) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(ii) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

(iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;

(iv) the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to be licensed, qualified or found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

(v) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of Section 4.07(a)(C)(2) hereof);

(vi) the Issue Date Payment;

(vii) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness in connection with any repurchase offer related to an Asset Sale or Change of Control but only if the Authority shall have complied with Section 4.10 hereof or Section 4.15 hereof, as applicable and purchased all Notes validly tendered in connection therewith prior to the redemption of such Subordinated Indebtedness;

(viii) payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of the Authority or any Restricted Subsidiary held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;

(ix) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $50.0 million;

(x) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests in any Subsidiary or Affiliate of the Authority held by the Tribe (or any agency, instrumentality or political subunit or Subsidiary (other than the Authority and its Subsidiaries) thereof), provided that (A) the Authority delivers to the Trustee an Officer’s Certificate as to the fairness to the Authority or such Restricted Subsidiary of the price of such repurchase, redemption or other acquisition or retirement for value, from a financial point of view, and (B) in the aggregate, all such repurchases, redemptions or other acquisitions or retirements for value do not exceed $10.0 million or otherwise constitute Permitted Investments;

(xi) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interest in any Subsidiary or Affiliate of the Authority to the extent that such purchase or acquisition constitutes a Permitted Investment;

(xii) [reserved];

(xiii) other Restricted Payments not otherwise permitted hereunder, provided that the Consolidated Leverage Ratio is less than 3.00 to 1.00, calculated giving pro forma effect to such Restricted Payments and the incurrence of any Indebtedness in connection therewith;

(xiv) to the extent constituting Restricted Payments, Specified Employee Compensation Payments; and

(xv) payments made pursuant to the Earth Hotel Lease and other arrangements contemplated by Section 4.11(b)(vii);

provided, however, that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (ix) or (xiii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Following the Issue Date, the Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary other than pursuant to an Asset Sale in compliance with Section 4.10 hereof; provided, further, that Gaming Licenses unrelated to the Resort or Pocono may be transferred to an Unrestricted Subsidiary, so long as at the time and after giving effect to such transfer (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) the Authority would, at the time of such transfer and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof unless the Investment constitutes a Permitted Investment (in which case, such Investment will reduce the amount available for Permitted Investments, as applicable); provided that in the event that Salishan-Mohegan, LLC shall become a Subsidiary and shall be designated an Unrestricted Subsidiary in accordance with the terms of this Indenture, any Investments in Salishan-Mohegan, LLC outstanding as of the Issue Date and still outstanding as of the date of such designation shall be excluded from such calculation and shall not be deemed to be an Investment or Restricted Payment and shall not reduce the amount otherwise available for Restricted Payments or Permitted Investments. Except as set forth above with respect to Salishan-Mohegan, LLC, all such outstanding Investments will be deemed to constitute Restricted Payments (or Permitted Investments, as the case may be) in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment (or Permitted Investments, as the case may be) would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

(d) The amount of all Restricted Payments (other than in the form of cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined in good faith by the Management Board whose resolution with respect thereto shall be delivered to the Trustee.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as set forth in Section 4.08(b) hereof, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Authority or any of the Authority’s Restricted Subsidiaries, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries; (ii) make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.

(b) The provisions of Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Issue Date, including without limitation pursuant to Existing Indebtedness and the Bank Credit Facility (including any security documents relating to the Existing Indebtedness or the Bank Credit Facility) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such contractual encumbrance or restriction, as in effect on the Issue Date;

(ii) the Notes, this Indenture and the Security Documents;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 4.08(a)(iii) hereof;

(vii) contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the applicable restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) any provision of secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limits the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) Indebtedness, Disqualified Stock or preferred stock of the Authority or any Guarantor that is incurred subsequent to the Issue Date pursuant to Section 4.09 hereof containing applicable encumbrances and restrictions that are not materially more restrictive than the encumbrances and restrictions in effect on the Issue Date pursuant to this Indenture and the Bank Credit Facility, taken together; and

(xiii) documents or agreements evidencing, relating to, or otherwise governing any Permitted Lease Financing to the extent such encumbrances or restrictions are applicable solely to the Income Assets with respect to such Permitted Lease Financing.

Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and the Guarantors may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as applicable, at the beginning of such four-quarter period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

(b) Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:

(i) the incurrence by the Authority or any of its Restricted Subsidiaries of (A) Priority Lien Debt, Parity Lien Debt, Junior Lien Debt or unsecured Indebtedness (including letters of credit) under Credit Facilities; provided that the aggregate principal amount of all Indebtedness under Credit Facilities outstanding under this clause (i)(A) (taken together with the principal amount of any Permitted Refinancing Indebtedness incurred pursuant to clause (i)(B) below) as of the date of any incurrence pursuant to this clause (i)(A), after giving effect to any such incurrence and the application of the net proceeds therefrom (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority and its Restricted Subsidiaries thereunder) shall not exceed $300.0 million minus (x) the aggregate amount of all Net Proceeds of Asset Sales applied by the Authority or any of its Restricted Subsidiaries since the Issue Date to repay Priority Lien Indebtedness and (as applicable and without duplication) permanently reduce the commitments under Credit Facilities pursuant to Section 4.10 hereof and (y) the Lease Financing Amount, if any, outstanding at such time; and (B) Permitted Refinancing Indebtedness (including letters of credit) under Credit Facilities to Replace any Indebtedness outstanding pursuant to this clause (i) (provided that such Permitted Refinancing Indebtedness (x) may only be secured by a Priority Lien if the Indebtedness being Replaced was secured by a Priority Lien and (y) may only be secured by a Parity Lien if the Indebtedness being Replaced was secured by a Priority Lien or a Parity Lien);

(ii) the incurrence by the Authority or any of its Restricted Subsidiaries of (A) Parity Lien Debt, Junior Lien Debt or unsecured Indebtedness (including letters of credit) under Credit Facilities; provided that the aggregate principal amount of all Indebtedness under Credit Facilities outstanding under this clause (ii)(A) (taken together with the principal amount of any Permitted Refinancing Indebtedness incurred pursuant to clause (ii)(B) below) as of the date of any incurrence pursuant to this clause (ii)(A), after giving effect to any such incurrence and the application of the net proceeds therefrom (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority and its Restricted Subsidiaries thereunder) shall not exceed the greater of (1) $150.0 million and (2) the maximum amount of Indebtedness that may be incurred by the Authority such that, after giving pro forma effect to such incurrence, any other incurrence of Indebtedness or the grant of any Lien on such date of determination and the application of the net proceeds therefrom, the Consolidated Secured Leverage Ratio would not exceed 4.0 to 1.0; and (B) Permitted Refinancing Indebtedness (including letters of credit) under Credit Facilities to Replace any Indebtedness outstanding pursuant to this clause (ii) (provided that such Permitted Refinancing Indebtedness may only be secured by a Parity Lien if the Indebtedness being Replaced was secured by a Parity Lien);

(iii) the incurrence by the Authority or any of its Restricted Subsidiaries of the Existing Indebtedness;

(iv) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by the Notes (including the Guarantees) issued on the Issue Date;

(v) the incurrence by the Authority or any of its Restricted Subsidiaries of (A) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of real property, furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary; provided, however, that the aggregate amount of all such Indebtedness outstanding under this clause (v)(A) as of the date of any incurrence, together with any Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 4.09(b)(vi), shall not exceed $150.0 million; and (B) Attributable Debt arising from a transaction in connection with which (i) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(i)(1) is reduced as a result of the application of the Net Proceeds of Asset Sales from such transaction in accordance with Section 4.10, in an amount not to exceed such reduction, and/or (ii) in accordance with Section 4.10, the Net Proceeds of Asset Sales from such transaction are applied to repay or offer to repay the Notes and any other Parity Lien Debt permitted to be so repaid, in an amount not to exceed the principal amount of such repayment or (without duplication) offer;

(vi) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or Replace, Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (iii), (iv), (v) or (x) of this Section 4.09(b) or this clause (vi);

(vii) the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred to manage interest rates or currency exchange rates or interest rate or currency exchange rate risk and not for speculative purposes;

(viii) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(ix) the incurrence by (1) a Restricted Subsidiary of Indebtedness owed to another Restricted Subsidiary or to the Authority or (2) the Authority of Indebtedness owed to a Restricted Subsidiary; provided that, in each case, if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this Section 4.09;

(x) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding under this clause (x) as of the date of any incurrence, together with any Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 4.09(b)(vi), not to exceed $100.0 million;

(xi) to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement;

(xii) any guarantee of Indebtedness of another Person to the extent constituting a Permitted Investment incurred pursuant to clauses (v) or (xiii) of the definition thereof;

(xiii) Indebtedness of Mohegan Earth Hotel, LLC and/or Mohegan Hotel Holding, LLC (or their respective successors), in an aggregate amount not to exceed $100.0 million, which Indebtedness shall be (A) unsecured or (B) secured only by assets of Mohegan Earth Hotel, LLC and/or Mohegan Hotel Holding, LLC (or their respective successors); provided that immediately after giving pro forma effect to such incurrence and any other transaction consummated on the date of incurrence that is being given pro forma effect, the Consolidated Leverage Ratio would not exceed the Consolidated Leverage Ratio as calculated immediately prior to such incurrence and without giving pro forma effect to any other such transaction; and

(xiv) Indebtedness of the Authority or any of its Restricted Subsidiaries under one or more Regulatory Debt Facilities in an aggregate principal amount (or accreted value, as applicable) outstanding under this clause (xiv) as of the date of any incurrence not to exceed $50.0 million.

For purposes of determining compliance with this Section 4.09 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Authority shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.09 (and without giving pro forma effect to Indebtedness incurred pursuant to clauses (i) through (xiv) if incurred simultaneous with Indebtedness that may be incurred pursuant to Section 4.09(a) or Section 4.09(b)(ii)(A)(2) hereof when calculating the amount of Indebtedness that may be incurred pursuant to Section 4.09(a) or Section 4.09(b)(ii)(A)(2) hereof); provided that if such Indebtedness is secured by a Lien, such Lien would be permitted to be incurred to secure such reclassified Indebtedness as of the date of reclassification in accordance with Section 4.12; provided, further, that Indebtedness outstanding under the Bank Credit Facility on the Issue Date, and any Replacement of such Indebtedness that is secured by a Priority Lien, shall be deemed to be outstanding pursuant to clause (i) above. The payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount, pay-in-kind interest or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

Section 4.10. Asset Sales.

(a) The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in the good faith, reasonable judgment of the Management Board, as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash; provided, however, that any Key Project Asset Sale shall be for 100% cash consideration. For purposes of this provision (other than with respect to a Key Project Asset Sale), each of the following shall be deemed to be cash: (A) any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; (B) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof; and (C) any Designated Non-cash Consideration received by the Authority or any such Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as set forth in the Officer’s Certificate described in the definition of “Designated Non-cash Consideration”), taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (C), less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of Designated Non-cash Consideration, not in excess of $50.0 million.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale or Extraordinary Loss, the Authority may apply such Net Proceeds, at its option, to (i) (A) in the case of Net Proceeds of assets not constituting Collateral, retire Indebtedness secured by the asset which was the subject of the Asset Sale or Extraordinary Loss, (B) repurchase, retire or repay any Priority Lien Debt, or (C) repurchase, retire or repay any Parity Lien Debt; provided that, in the case of this clause (C), the Authority shall apply a pro rata amount of such Net Proceeds to redeem the Notes or make an offer to repurchase the Notes at par pursuant to procedures comparable to those set forth in Section 4.10(c) hereof; provided that, with respect to each of the foregoing clauses (A), (B) and (C), in the case of any repurchase, retirement or repayment of a revolving loan agreement or similar arrangement, the commitment with respect thereto is permanently reduced by such amount; (ii) acquire the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business; provided that in the case of Net Proceeds of assets constituting Collateral, such acquired assets constitute

Collateral or such entity becomes a Guarantor, as applicable, (iii) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business; provided that in the case of Net Proceeds of assets constituting Collateral, such capital expenditures are made with respect to assets constituting Collateral or such acquired assets constitute Collateral, as applicable, or (iv) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business; provided that in the case of Net Proceeds of assets constituting Collateral, such investment is made with respect to assets constituting Collateral;

provided, however, that if the Authority contractually commits within such 360-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with (ii), (iii) or (iv) of this clause (b), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this clause (b) shall be considered satisfied; provided, further, that notwithstanding any of the foregoing to the contrary, all Net Proceeds of any Key Project Asset Sale shall be applied in accordance with clause (i) of this sub-section (b) as promptly as reasonably practicable following receipt thereof.

(c) Pending the final application of any Net Proceeds of any Asset Sale or Extraordinary Loss, the Authority may temporarily reduce revolving credit borrowings or otherwise invest or apply such Net Proceeds in any manner that is not prohibited by this Indenture. At any time during such 360-day period, the Authority may elect to treat all or any portion of such Net Proceeds as “Excess Proceeds,” and make an Asset Sale Offer to the Holders as set forth in Sections 3.10 and 4.10(d) hereof.

(d) Any Net Proceeds from any Asset Sale or Extraordinary Loss that are not applied or invested as provided in clause (b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Authority will make an offer to repurchase the Notes, together with any other Parity Lien Debt (and/or, in the case of Net Proceeds of assets not constituting Collateral, other unsubordinated Indebtedness) containing similar provisions requiring the Authority to make an offer to purchase such other Parity Lien Debt (or other debt) with the proceeds from such Asset Sale or Extraordinary Loss pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of the Notes and such Parity Lien Debt or other debt (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) plus accrued and unpaid interest thereon, to, but not including, the date of purchase (or, in respect of such other Parity Lien Debt or other Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Parity Lien Debt) (the “Asset Sale Offer Price”). The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Offer Period”). The Asset Sale Offer Price will be payable in cash, in accordance with the procedures set forth in this Indenture or such Parity Lien Debt or other Indebtedness, as applicable. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other Parity Lien Debt tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.11. Transactions with Affiliates.

(a) The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment or distribution to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, (i)

any Affiliate of the Authority or any of its Restricted Subsidiaries or (ii) any member of the Tribe or any business entity directly or indirectly controlled by any member or members of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless: (i) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; (ii) other than with respect to transactions undertaken in the ordinary course of business, no Default or Event of Default shall have occurred and be continuing or would result from any such Affiliate Transaction; and (iii) the Authority delivers to the Trustee: (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board, if any; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction (or series of related Affiliate Transactions) from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof: (i) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary; (ii) transactions between or among the Authority and/or its Restricted Subsidiaries; (iii) payment of reasonable Management Board fees to members of the Management Board; (iv) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Tribe, the Authority or any of its Subsidiaries provided that no Default or Event of Default shall have occurred and be continuing or would result from entering into such transaction; (v) Government Service Payments; (vi) Restricted Payments or Permitted Investments that are made in compliance with the provisions of Section 4.07 hereof; (vii) contractual arrangements existing on the Issue Date (other than arrangements providing for Government Service Payments) and any renewals, extensions and modifications thereof that are not materially adverse to Holders of the Notes, including without limitation the Earth Hotel Lease; (viii) the sale or other transfer of Income Assets in connection with a Permitted Lease Financing; (ix) reasonable and customary employment and bid preferences to members of the Tribe and businesses owned by members of the Tribe in accordance with Tribal law or policy (as such Tribal law or policy exists on the Issue Date, together with such amendments that would not reasonably be expected to be materially adverse to the interests of the Holders); (x) provision by the Authority or any of its Restricted Subsidiaries of development or management services to a joint venture or an Unrestricted Subsidiary engaged in the Principal Business or a Related Business; provided that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the joint venture or Unrestricted Subsidiary for all incremental out-of-pocket costs and expenses (including without limitation payroll) it incurs in providing such services; and (xi) any transaction or series of related transactions involving aggregate consideration of $1.0 million or less to the extent such transaction or series of related transactions would, in the absence of this clause (xi), constitute an Affiliate Transaction or Affiliate Transactions.

Section 4.12. Liens.

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of the Collateral, whether now owned or hereafter acquired. In addition, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their respective property or assets, other than Collateral, or any proceeds therefrom, now owned or hereafter acquired, which secures either:

(a) Subordinated Indebtedness, unless the Notes are (and/or each applicable Guarantee is) secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness; or

(b) other senior Indebtedness pari passu in right of payment with the Notes, unless the Notes are (and/or each applicable Guarantee is) equally and ratably secured with, or secured prior to, the Liens securing such pari passu Indebtedness.

Section 4.13. Line of Business.

The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

Section 4.14. Existence of the Authority and Maintenance of the Lease.

(a) The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents, and their respective rights (contractual, charter and statutory), licenses and franchises, except to the extent permitted under Section 5.01 hereof; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the Holders.

(b) Subject to the provisions described in Section 13.01 hereof, the Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.

Section 4.15. Offer to Repurchase at the Option of Holders upon Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require the Authority to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”). In the Change of Control Offer, the Authority will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to, but not including, the date of purchase.

(b) Within 20 Business Days following any Change of Control, the Authority will deliver a notice to each Holder (and, unless the Trustee makes the mailing on behalf of the Authority, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed (a “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. If the Authority wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(c) On the Change of Control Payment Date, the Authority, to the extent lawful, will: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Authority.

(d) The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Authority will notify the Trustee and will instruct the Trustee to notify the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Authority, or any third party making a Change of Control Offer in lieu of the Authority as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Authority or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest on the Notes that remain outstanding to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

(f) Notwithstanding anything to the contrary in this Section 4.15, the Authority shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Authority and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.16. [Reserved].

Section 4.17. Sale and Leaseback Transactions.

The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than incidental to any Permitted Lease Financing) involving the Resort or any Key Project Assets; provided that the Authority or any of its Restricted Subsidiaries may enter into such a sale and leaseback transaction if: (i) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien on the Property subject to such sale and leaseback to secure such Indebtedness pursuant to Section 4.12 hereof, and thereafter for the term of the applicable lease, the Authority or such Restricted Subsidiary will be deemed to have incurred Indebtedness in the amount of the Attributable Debt secured by a Lien on such Property; (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in the good faith, reasonable judgment of the Management Board and set forth in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and, in the case of any such transaction (or series of related transactions) involving the sale of assets with a value in excess of $50.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such sale and leaseback transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing; (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with Section 4.10 hereof; and (iv) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such transaction; provided, further, that no Resort Transaction shall be subject to the provisions of this Section 4.17.

Section 4.18. Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries.

The Authority (i) will not, and will not permit any Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or (2) the Authority’s Investment in such formerly Wholly Owned Restricted Subsidiary remaining immediately after giving effect to such transfer, conveyance, sale, lease or other disposition would be permitted under Section 4.07 hereof, and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s Investment in any such formerly Wholly Owned Restricted Subsidiary would be permitted under Section 4.07 hereof.

Section 4.19. [Reserved].

Section 4.20. Guarantees.

As of the Issue Date, the Pocono Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, and Mohegan Golf, LLC shall be Guarantors. If, after the Issue Date, any Restricted Subsidiary of the Authority guarantees any other Indebtedness of the Authority or a Guarantor in excess of $25.0 million in aggregate principal amount, then that Restricted Subsidiary must (i) execute a supplemental indenture substantially in the form attached as Exhibit E to this Indenture to become a Guarantor, which supplemental indenture shall not include any provisions that conflict with the limitations set forth in Section 13.01 and (ii) deliver an Opinion of Counsel to the Trustee in respect of the foregoing requirements, in each case within 20 Business Days of the date on which it first satisfies the foregoing conditions.

Section 4.21. Ownership Interests in the Authority.

Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Section 4.22. [Reserved].

Section 4.23. Restrictions on Leasing and Dedication of Property.

(a) Except as provided in Section 4.23(b) hereof, the Authority will not lease (as lessor), sublease (as sublessor), or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).

(b) Section 4.23(a) hereof will not prohibit any of the following Lease Transactions:

(i) the Authority may enter into a Lease Transaction with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing hotel, retail, restaurant, cell tower and other commercial establishments within the Resort); provided that: (A) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort; (B) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and (C) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

(ii) Lease Transactions in existence on the Issue Date and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the Holders;

(iii) the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person (a “Management Contract”); provided that: (A) the manager or operator has experience in managing or operating similar operations and, in the case of a Management Contract in respect of Gaming activities, is a Qualified Gaming Company; (B) such Management Contract is on commercially reasonable and fair terms to the Authority; and (C) to the extent required by law, such Management Contract has been submitted to and approved by the NIGC;

(iv) Permitted Lease Financings; and

(v) any Resort Transaction.

Section 4.24. Maintenance of Insurance.

Until the Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, liability, property and casualty.

Subject to the Collateral Trust Agreement, the Authority will use reasonable best efforts to cause the Collateral Trustee to be named as an additional insured or loss payee as its interests may appear with respect to applicable policies of insurance.

Section 4.25. Gaming Licenses.

The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort and Pocono; provided that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be open and fully operating.

The Authority shall file with the Trustee and provide Holders any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

Section 4.26. [Reserved].

Section 4.27. Suspension of Covenants.

Following the first date upon which the Notes are rated Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- or better by Standard & Poor’s Ratings Group (“S&P”) (or, in either case, if such person ceases to rate the Notes for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the “Rating Event Date”) and provided no Default or Event of Default shall exist on the Rating Event Date, the covenants specifically listed under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.18, Section 4.20, Section 4.23 and Section 4.24 hereof (collectively, the “Suspended Covenants”) will no longer be applicable to the Notes; provided, however, that in the event that at any time after a Rating Event Date, the Notes shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody’s or S&P, the Suspended Covenants shall be automatically reinstated (the “Reinstated Covenants”) with respect to the Notes and all transactions by the Authority that occurred during the time that such covenants were suspended (the “Suspension Period”) and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided, further, that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated (such date, the “Reinstatement Date”) shall be required to be in compliance with the Reinstated Covenants. For purposes of interpreting the definition of “Permitted Liens” during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof to the extent provided therein.

Section 4.28. Maintenance of Properties.

Subject to, and in compliance with, Section 13.01, the Authority shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted), shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Authority shall not be obligated to make or cause to be made such repairs, renewals, replacements, betterments and improvements or maintain such properties if the failure to do so would not result in a material adverse effect on the ability of the Authority and the Guarantors to satisfy their obligations under the Notes, the Guarantees, this Indenture and the Security Documents.

Section 4.29. Defense of Credit Documents.

If any Person commences any action or proceeding seeking to characterize this Indenture or any interest thereunder or the Security Documents, for any reason (i) as constituting, creating or providing a “proprietary interest” in gaming activities or gaming operations or (ii) constituting a “management contract” or a “management agreement”, in either case in violation of IGRA, the Authority will, at its own cost, object to any such characterization and support and defend this Indenture and/or the Security Documents, individually and collectively, as not creating providing or constituting any “proprietary interest” in gaming activities and not constituting a “management contract” or a “management agreement”, in either case in violation of IGRA or any other Law.

ARTICLE 5

SUCCESSORS

Section 5.01. Liquidation or Dissolution.

(a) The Authority shall not consolidate or merge with or into any other Person (other than a consolidation or merger with a Wholly Owned Restricted Subsidiary of the Authority in which the Authority is the surviving entity); provided, any Subsidiary of the Authority may liquidate and distribute all of its assets to the Authority.

(b) Subject to the foregoing subsection (a) and the provisions of Sections 4.10 and 10.03 hereof, no Guarantor may consolidate with or merge with or into another corporation, Person or entity whether or not affiliated with such Guarantor unless (A) (i) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under this Indenture, the Guarantees and the applicable Security Documents pursuant to a supplemental indenture, security documents and/or joinders in form and substance reasonably satisfactory to the Trustee (provided that such documents shall not include provisions that conflict with the limitations in Section 13.01) and takes all actions required by the Security Documents to perfect, assure and confirm the Liens intended to be conferred thereunder; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; provided, any Guarantor may merge with or into another Guarantor or (B) such consolidation or merger results in such Subsidiary ceasing to be a Guarantor pursuant to a transaction otherwise permitted under this Indenture, including Section 4.10.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An Event of Default (“Event of Default”) occurs with respect to the Notes if:

(a) the Authority or any Guarantor defaults for 30 days in the payment when due of interest on the Notes;

(b) the Authority or any Guarantor defaults in payment when due (including on the Springing Maturity Date, if any) of the principal of or premium, if any, on the Notes;

(c) the Authority or any of its Restricted Subsidiaries fails to comply with any of the provisions of Section 4.10 or 5.01 hereof;

(d) the Authority or any of its Restricted Subsidiaries fails for 30 days after notice to the Authority by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any covenant or other agreement in this Indenture, the Notes or the Security Documents;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more;

(f) the Authority or any of its Restricted Subsidiaries fails to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

(g) the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, for all or substantially all of the property of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono;

(j) cessation of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono (other than as a result of a casualty loss and other than pursuant to order of a Governmental Authority of general applicability in connection with a public health crisis);

(k) the Lease ceases to be in full force and effect in any material respect; and

(l) failure by the Tribe to comply with the provisions of Article 12 hereof for 30 days after notice to the Authority and the Tribe by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; provided that such 30-day period shall not apply to any failure by the Tribe to comply with clauses (h), (j), (m) and (o) of Section 12.01; and

(m) the occurrence of any of the following:

(i) any Security Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or is declared null and void, other than in accordance with the terms of the relevant Security Document; or

(ii) except as permitted by this Indenture or the Security Documents, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Liens; or

(iii) the Authority or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Authority or any Restricted Subsidiary set forth in or arising under any Security Document.

Section 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Authority, any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have to pay if the Authority had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture, or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default (other than nonpayment of principal, interest or premium that has become due solely because of an acceleration that has been rescinded) in the payment of premium, if any, or interest on, or the principal of, the Notes, including in connection with an offer to purchase. Upon any such waiver, such Default shall cease to exist with respect to the Notes, and any Event of Default arising therefrom shall be deemed to have been cured with respect to the Notes for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the terms of the Security Documents, Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders to Bring Suit for Payment.

Notwithstanding any other provision of this Indenture, but subject to Section 6.05, the right of any Holder of a Note to bring suit for payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), shall not be impaired without the consent of such Holder (for the avoidance of doubt, neither (i) the amendment, supplement or modification of this Indenture in accordance with Article 9 hereof nor (ii) any remedy obtained or proceeding instituted therefor in accordance with Section 6.05, shall be deemed to impair the right of any Holder of a Note to bring suit for payment of principal, premium and interest on the Notes).

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Authority for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Authority (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Authority or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Authority. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Authority’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Authority shall be sufficient if signed by an Officer of the Authority.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 7.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Authority’s covenants in Article 4 or Article 12 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a) or (b) or Section 4.01 hereof or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Authority personally or by agent or attorney during regular business hours.

(i) In the absence of a written direction to do so received by the Trustee pursuant to Section 6.05 hereof from Holders of a majority in principal amount of the then outstanding Notes and indemnification from such Holders for any costs incurred by the Trustee in acting pursuant to such direction, the Trustee shall be under no duty to inquire into or to determine whether the Authority has taken any “willful action” under Section 6.02 hereof.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Authority or any Affiliate of the Authority with the same rights it would have if it were not Trustee. The Trustee is also subject to Section 7.10 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Authority’s use of the proceeds from the Notes or any money paid to the Authority or upon the Authority’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after a Responsible Officer of the Trustee has knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. For the avoidance of doubt, the Trustee shall have no obligation whatsoever to determine whether or not the Springing Maturity Date has occurred.

Section 7.06. [Reserved].

Section 7.07. Compensation and Indemnity.

The Authority shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Authority shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Authority shall indemnify the Trustee and its directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Authority (including this Section 7.07) and defending itself against any claim (whether asserted by the Authority or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is attributable to its negligence or bad faith. The Trustee shall notify the Authority promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Authority shall not relieve the Authority of its obligations hereunder. The Authority shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Authority shall pay the reasonable fees and expenses of such counsel. The Authority need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Authority under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Authority’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Authority. The Holders of a majority in principal amount of all Notes then outstanding may remove the Trustee by so notifying the Trustee and the Authority in writing. The Authority may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Authority shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Authority.

If any Gaming Regulatory Authority requires a Trustee to be approved, licensed or qualified and the Trustee fails or declines to do so, such approval, license or qualification shall be obtained upon the request of, and at the expense of, the Authority unless the Trustee declines to do so, or, if the Trustee’s relationship with the Authority may, in the Authority’s discretion, jeopardize any material gaming license or franchise or right or approval granted thereto, the Trustee shall resign, and, in addition, the Trustee may at its option resign if the Trustee in its sole discretion determines not to be so approved, licensed or qualified.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Authority, or the Holders of at least a majority in principal amount of all Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by the Holders of a majority in principal amount of all Notes then outstanding, fails to comply with Section 7.10 hereof, such Holders may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Authority. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Authority’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or together with all of its Subsidiaries and parent entities has, a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

SATISFACTION AND DISCHARGE; LEGAL DEFEASANCE

AND COVENANT DEFEASANCE

Section 8.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Authority) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Authority, and in each case the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to, but not including, the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of any such deposit or shall occur as a result of any such deposit;

(3) the Authority has paid or caused to be paid all sums due and payable by it under this Indenture with respect to the Notes; and

(4) the Authority has delivered irrevocable instructions to the Trustee under this Indenture to apply any deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Authority must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the foregoing paragraphs in this Section 8.01, the Authority’s Obligations in Article 2 hereof and in Sections 4.01, 4.02, 7.07, 7.08, 8.07 and 8.08 hereof shall survive until the Notes are no longer outstanding. After the Notes are no longer outstanding, the Authority’s Obligations in Sections 7.07, 8.07 and 8.08 hereof shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Authority’s Obligations under the Notes, the Guarantors’ obligations under the Guarantees and this Indenture except for those surviving Obligations specified above.

Section 8.02. Option to Effect Legal Defeasance or Covenant Defeasance.

The Authority may, at the option of its Management Board evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.03 or 8.04 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.03. Legal Defeasance and Discharge.

Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Authority shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Authority, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Authority’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Authority’s obligations in connection therewith, (d) this Article 8 and (e) the rights of Holders to file an unconsented suit or other action permitted in accordance with the Tribe’s and/or the Authority’s waiver of sovereign immunity. Subject to compliance with this Article 8, the Authority may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof.

Section 8.04. Covenant Defeasance.

Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14(b), 4.15, 4.17, 4.18, 4.20, 4.21, 4.23, 4.24 and 4.28 hereof and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Authority may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04 hereof, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, Sections 6.01(c) through 6.01(f) and Sections 6.01(i) through 6.01(l) hereof shall not constitute Events of Default.

Section 8.05. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.03 or 8.04 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Authority must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(b) in the case of an election under Section 8.03 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.04 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Authority or any of its Restricted Subsidiaries is a party or by which the Authority or any of its Restricted Subsidiaries is bound; and

(f) the Authority shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.06. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Authority acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Authority shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Authority from time to time upon the request of the Authority any money or non-callable Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.07. Repayment to Authority.

Any money deposited with the Trustee or any Paying Agent, or then held by the Authority, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall, subject to applicable escheat laws, be paid to the Authority on its request or (if then held by the Authority) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Authority for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Authority as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Authority cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Authority.

Section 8.08. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Authority’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Authority makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Authority shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders.

Notwithstanding Section 9.02 hereof, the Authority, the Tribe and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes without the consent of any Holder of a Note to:

(a) cure any ambiguity, defect or inconsistency;

(b) conform the text of this Indenture or the Notes to any provision of the Description of Notes contained in the Offering Memorandum to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision in this Indenture or the Notes, which intent shall be evidenced by an Officer’s Certificate to that effect;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended) or to alter the provisions of Article 2 hereof (other than Sections 2.09 and 2.12), including the related definitions, in a manner that does not materially adversely affect any Holder;

(d) provide for the assumption of the Authority’s or a Guarantor’s obligations to the Holders in the case of a merger or consolidation not prohibited by the terms of this Indenture or sale of all or substantially all of the Authority’s or such Guarantor’s assets;

(e) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of such Holders;

(f) comply with requirements of the SEC in order to effect, obtain or maintain the qualification of this Indenture under the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), if applicable;

(g) allow any Subsidiary to execute a supplemental indenture substantially in the form of such supplemental indenture attached as Exhibit E to this Indenture or (B) release any Guarantor from its obligations under its Guarantee or this Indenture in accordance with the terms of this Indenture;

(h) release Collateral in accordance with the terms of this Indenture and the Security Documents;

(i) mortgage, pledge, hypothecate or grant any additional Lien in favor of the Collateral Trustee for the benefit of the Holders, as additional security for the payment and performance of all Obligations with respect to the Notes;

(j) evidence and provide for the appointment of a successor Collateral Trustee so long as such successor Collateral Trustee (a) is reasonably acceptable to the Trustee and (b) is otherwise qualified and eligible to serve as Collateral Trustee;

(k) make changes of a technical or conforming nature in order to (i) (x) add any Parity Lien Obligations permitted to be incurred hereunder to the Obligations secured by the Security Documents on the terms permitted thereunder or otherwise reflect the rights and obligations of holders of additional Parity Lien Obligations, or (y) reflect the incurrence of any Junior Lien Debt Obligations permitted to be incurred hereunder and/or enter into a Junior Lien Intercreditor Agreement or (ii) reflect any amendment, amendment and restatement or replacement of any of the Security Documents permitted hereunder, including to provide for additional Parity Lien Debt and/or Priority Lien Debt permitted hereunder; or

(l) effect any other action described in Section 11.10 to the extent specified therein to be permissible without the consent of Holders.

Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority and the Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders.

(a) Except as provided below in this Section 9.02, the Authority, the Tribe and the Trustee may amend or supplement this Indenture (including Sections 3.10 and 4.10 hereof) and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or

Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

(b) Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(c) Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

(d) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e) After an amendment, supplement or waiver under this Section becomes effective, the Authority shall mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Authority to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Authority with any provision of this Indenture or the Notes.

(f) Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a nonconsenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed final maturity of any Note or reduce the price payable upon redemption of any Note or change the earliest time at which any Note may be redeemed pursuant to Section 3.07 hereof and Section 5 of the Notes at the applicable redemption price set forth therein;

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration after the payment default that triggered such acceleration has been cured);

(v) make any Note payable in money other than that stated in such Note;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(vii) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.10, 4.10 and 4.15 hereof);

(viii) release any Guarantor that taken together with each other Guarantor being released from its obligations under its Guarantee or this Indenture in one transaction or a series of related transactions, would constitute a Significant Subsidiary as defined in Rule 1-02 of Regulation S-X, except in accordance with the terms of this Indenture;

(ix) make any change to the sovereign immunity waiver, governing law and consent to jurisdiction provisions of this Indenture or the Notes; or

(x) make any change in the foregoing (or following) amendment and waiver provisions.

(g) Without the consent of holders of at least 66 2/3% of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), the Authority may not amend, alter or waive (a) the provisions set forth in Section 4.15 in a manner that adversely affects the rights of the Holders or (b) the provisions of this Indenture or any Security Document in a manner that has the effect of releasing all or substantially all of the Collateral from the Liens that secure the Notes (unless, in the case of this clause (b), such release is permitted under the express terms of this Indenture or the Security Documents).

Section 9.03. [Reserved].

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date of the waiver, supplement or amendment becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative). After an amendment, supplement or waiver becomes effective, it shall bind every Holder.

The Authority may, and shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Authority. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Authority in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Authority may not sign an amendment or supplemental Indenture until the Management Board approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01. Unconditional Guarantee.

Each Guarantor shall unconditionally, jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise and interest on the overdue principal of, if any, and interest on any interest, to the extent lawful, on the Notes and all other Obligations of the Authority to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise.

Each Guarantor agrees that, as between such Guarantor on the one hand, and the Holders and the Trustee on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of the Guarantee in each case to the extent lawful.

Each Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor in each case to the extent lawful. Each Guarantor waives, to the extent lawful, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in the Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Authority, any Guarantor, or any Custodian acting in relation to the Authority or any Guarantor, any amount paid by the Authority or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that, in the event of Default in the payment of principal (or premium, if any) or interest on the Notes, whether at their Stated Maturity, by acceleration, upon redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce the Guarantee without first proceeding against the Authority. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce any other right or remedy with respect to the Notes, the Guarantors, to the extent lawful, will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders. The Guarantors will agree to pay, in addition to the amount stated above, any and all out-of-pocket reasonable expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Guarantees with respect to the Guarantors.

Section 10.02. Severability.

In case any provision of the Guarantee shall be invalid, illegal, void or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.03. Release of Guarantor.

A Guarantor may, by execution and delivery to the Trustee of a supplemental indenture reasonably satisfactory to the Trustee, be automatically and unconditionally released from its Guarantee upon the occurrence of any of the following:

(i) the sale, exchange, transfer or other disposition (other than to any other Guarantor or the Authority) to any Person that is not required to become a Guarantor of all of the Capital Stock of (including by way of merger or consolidation), or all or substantially all the assets of, such Guarantor, which sale, exchange or transfer is made in accordance with the provisions of this Indenture (including without limitation Section 4.10 hereof);

(ii) such Guarantor otherwise ceases to be a Subsidiary of the Authority in a transaction permitted by this Indenture;

(iii) such Guarantor ceases to guarantee any other Indebtedness of the Authority or another Guarantor in excess of $25.0 million in aggregate principal amount; or

(iv) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

provided, in each such case, the Authority has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transactions have been complied with and that such release is authorized and permitted under this Indenture.

Section 10.04. Limitation on Amount Guaranteed.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Section 10.05. Waiver of Subrogation.

Until payment in full is made on the Notes and all other Obligations of the Authority to the Holders or the Trustee hereunder and under the Notes, each Guarantor irrevocably waives any claim or other rights it acquires against the Authority that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Indenture, including without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Authority, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Authority, directly or indirectly, in cash or other property or by set-off or any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.

Section 10.06. Execution of Guarantee.

To evidence its Guarantee to the Holders set forth in this Article 10, each Guarantor hereby agrees that this Indenture or, if applicable, a supplemental indenture in the form of Exhibit E, shall be executed on behalf of such Guarantor by an Officer of such Guarantor who has been duly authorized by all requisite corporate actions. Each Guarantor agrees that the Guarantee set forth in this Article 10 shall remain in full force and effect notwithstanding the absence of any endorsement or notation of such Guarantee on the Notes. In case any Officer who shall have signed this Indenture or the applicable supplemental indenture on behalf of any Guarantor shall cease to be such Officer before any Note shall have been authenticated and delivered by the Trustee or disposed of by the Authority, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed this Indenture or such supplemental indenture had not ceased to be such Officer of such Guarantor. The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute the delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.07. Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing the Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each Guarantor expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01. The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Authority set forth in Section 7.07 and Section 8.08 hereof, shall be secured by Liens and security interests in the Collateral in favor of the Collateral Trustee for the benefit of the Trustee and of the Holders, in each case subject in priority to Priority Liens and applicable Permitted Liens only, as provided in the Security Documents which the Authority and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture (or in accordance with the provisions of Sections 11.04 and 11.05 hereof shall enter into) and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture, the Security Documents and the Collateral Trust Agreement.

(b) The Authority and the Guarantors hereby agree that the Collateral Trustee shall hold the Collateral in trust for its benefit and for the benefit of the Trustee, the Holders and the holders of the Parity Lien Obligations, in each case pursuant to the terms of the Security Documents and the Collateral Trust Agreement, and the Collateral Trustee is hereby authorized to execute and deliver the Security Documents and the Collateral Trust Agreement.

(c) Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Security Documents and the Collateral Trust Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Trustee to perform its obligations and exercise its rights under the Security Documents and the Collateral Trust Agreement in accordance therewith.

(d) The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledge that, as more fully set forth in the Security Documents and the Collateral Trust Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of the Collateral Trustee, and for the benefit of the Trustee, the Holders and the holders of Parity Lien Obligations, and that the Lien of this Indenture and the Security Documents in favor of the Collateral Trustee, the Trustee, and the Holders and the holders of the Note Obligations and the other Parity Lien Obligations is subject to and qualified and limited in all respects by the Collateral Trust Agreement and actions that may be taken thereunder.

Section 11.02. Further Assurances; After-Acquired Property.

Subject to the Collateral Trust Agreement, the Authority and each of the Guarantors shall do or cause to be done all acts and things that may be required (including the filing of financing statements, amendments thereto and continuation statements), to assure and confirm that the Collateral Trustee holds, for the benefit of the Holders and the holders of Parity Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued in accordance with Sections 11.04 and 11.05 hereof), in each case, as and to the extent contemplated by, and with the Lien priority required under, this Indenture and the Security Documents.

Subject to the Collateral Trust Agreement, the Authority and each of the Guarantors (including any future Subsidiaries that become Guarantors in accordance with Section 4.20 hereof) will promptly execute, acknowledge and deliver such security documents, mortgages and leasehold mortgages (or amendments, restatements and other modifications thereto), title insurance policies, title surveys, instruments, certificates, notices and other documents, and take such other actions, in each case as may be reasonably required to create, perfect, protect or enforce the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture and the Security Documents for its benefit and for the benefit of the Trustee, the Holders and the other Parity Lien Secured Parties.

Notwithstanding the foregoing or the provisions of Section 4.20, the Authority and the Guarantors will not be required to grant or perfect any security interest or Lien on those assets as to which the Authority shall reasonably determine, as set forth in an Officer’s Certificate delivered to the Collateral Trustee, that the costs of granting or perfecting such a security interest or Lien are excessive in relation to the value of the security to be afforded thereby.

Section 11.03. Impairment of Security Interest.

Neither the Authority nor any of its Restricted Subsidiaries shall take or omit to take any action not otherwise permitted by this Indenture, the Collateral Trust Agreement or any other Security Documents which would materially adversely affect or impair the Liens on the Collateral in favor of the Collateral Trustee, the Trustee, and the Holders and the holders of the Parity Lien Obligations with respect thereto.

Section 11.04. [Reserved].

Section 11.05. Post-Closing Actions Relating to Collateral.

(a) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, the parties hereto acknowledge and agree that the Authority and the Guarantors shall be required to, (I) in the case of the Leased Property, no later than the later to occur of (a) the date that is 30 days after the Issue Date or (b) within 5 Business Days after obtaining the approval of the Bureau of Indian Affairs, if required for the execution and delivery of a leasehold mortgage encumbering the Leased Property, which approval the Authority shall use diligent efforts to obtain at the earliest reasonably practicable date and (II) with respect to all other real property constituting a Mortgaged Property as of the Issue Date, within 30 days of the Issue Date, deliver to the Collateral Trustee the following, in each case, in form and substance as shall be reasonably satisfactory to the Collateral Trustee and its counsel, as appropriate; provided that no such document, instrument or item shall contain provisions that conflict with Section 13.01:

(i) a mortgage or mortgage deed, assignment of leases and rents and security agreement (each, a “Mortgage”) granted by the owner or lessee, as applicable, of the applicable interest listed opposite each Mortgaged Property as set forth on Schedule I hereto in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders encumbering each such party’s fee or leasehold interest in such Mortgaged Property, duly executed and acknowledged by such party in form for recording in the appropriate recording office of the political subdivision where such Mortgaged Property is situated (and, in the case of the Mortgage encumbering the Leased Property, in the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut), together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof and such financing statements and other similar statements in respect of each such Mortgage, and any other instruments necessary to grant the interests purported to be granted by each such Mortgage (and to record such Mortgage in the appropriate recording offices) under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall be effective to create a valid and enforceable lien on such Mortgaged Property in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders, subject to no liens other than Permitted Liens;

(ii) with respect to each Mortgage encumbering the Leased Property and Pocono, a policy of title insurance (or irrevocable commitment to issue such a policy) insuring (or irrevocably committing to insure) the lien of such Mortgage as a valid and enforceable mortgage or mortgage deed lien, as applicable, on the real property and fixtures described therein, in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee, securing the obligations of the Issuer under this Indenture, the Notes, the Security Documents and the Collateral Trust Agreement, in an aggregate amount equal to or greater than, when combined with the policies of title insurance in favor of the Collateral Trustee on account of the Bank Credit Facility, the principal amount of the Initial Notes, such policies to be allocated between the Leased Property and Pocono proportionate to the amount allocated to such Mortgaged Properties in connection with the mortgagee’s policy of title insurance covering the mortgage lien securing the obligations under the Bank Credit Facility and which policy (or irrevocable commitment) shall (a) be issued by Chicago Title Insurance Company or an insurer of comparable creditworthiness (the “Title Authority”), (b) include reinsurance arrangements, (c) have been supplemented by endorsements reasonably requested by the Collateral Trustee to the extent the same were delivered to the Administrative Agent under the Bank Credit Facility (including, without limitation, to the extent reasonably available at commercially reasonable costs, endorsements on matters relating to usury, first loss, last dollar, non-imputation, public road access, doing business, variable rate, contiguity (where appropriate), “tie-in” or “cluster”, environmental lien, address, subdivision, survey, any special use of the Mortgaged Property or improvements or equipment related thereto, and so-called comprehensive coverage over covenants and restrictions); it being understood that where such endorsements are not available at commercially reasonable costs and rates, the Authority will obtain a PZR report or letters from the appropriate governmental authorities or other evidence as to zoning and from local or special counsel opinions relating to usury, in each case to the extent the same were delivered to the Administrative Agent under the Bank Credit Facility and (d) contain no defects, liens or encumbrances other than Permitted Encumbrances and/or Permitted Liens (individually, a “Title Policy”, and, collectively, “Title Policies”);

(iii) with respect to each Mortgaged Property, a survey of the Mortgaged Property in such form (including with respect to American Land Title Association detail requirements and additional Table A items), and any Officer’s Certificates or other survey updates, as shall be required (x) by the Title Authority to issue the so-called comprehensive and other survey related endorsements required under Section 11.05(a)(ii) hereof and to remove the standard survey exceptions from the Title Policy with respect to such Mortgaged Property (and for avoidance of doubt, to otherwise issue such Title Policy without exceptions related to the date or detail level of such survey) and (y) to locate all improvements, public streets and recorded easements affecting such Mortgaged Property

(iv) policies or certificates of insurance providing for the coverage required herein or in the Security Documents and covering the Mortgaged Properties, and any other assets of the Authority as required by this Indenture and the Security Documents, which policies or certificates name the Collateral Trustee, for its benefit and the benefit of the Trustee and the holders of the Notes, as additional insured and loss payee and mortgagee, as applicable and appropriate, and shall otherwise bear endorsements of the character required pursuant to this Indenture and the Security Documents;

(v) such affidavits, certificates and instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Authority to issue the Title Policies with respect to each Mortgaged Property;

(vi) checks or wire transfers to the Title Authority in respect of amounts in payment of required recording cost and taxes due in respect of the execution, delivery or recording of the Mortgages, fixture filings and related documents, together with a check or wire transfer for the Title Authority in payment of its premium, search and examination charges, applicable survey costs and any other amounts then due in connection with the issuance of the Title Policies;

(vii) with respect to each Mortgaged Property, a completed FEMA Standard Flood Hazard Determination and if the area in which any improvements located on the Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by FEMA (or successor agency), a signed notice by the Authority or a Restricted Subsidiary, as applicable, with respect to such Flood Hazard Determination, and flood insurance in favor of Collateral Trustee, for its benefit and the benefit of the Trustee and the Holders, as loss payee and mortgagee, and shall otherwise bear endorsements of the character required pursuant to the Security Documents;

(viii) with respect to each Mortgaged Property, opinions, addressed to the Collateral Trustee and the Trustee, of local counsel in the jurisdiction where such Mortgaged Property is located as to the enforceability of the applicable Mortgage under applicable law and other matters reasonably requested by the Collateral Trustee or the Trustee; and

(ix) such further information, certificates and documents evidencing or relating to the Collateral or required to effect the foregoing as the Collateral Trustee may reasonably request including, without limitation, such information, certificates and documents substantially similar in form and substance to those delivered to the Administrative Agent under the Bank Credit Facility;

provided that to the extent any information, certificates and documents delivered to the Collateral Trustee are substantially similar in form and substance to those delivered to the Administrative Agent under the Bank Credit Facility (other than the subordination provisions contained therein), such information, certificates and documents shall be deemed to be reasonably satisfactory to the Collateral Trustee and its counsel; provided, further, that in no event shall the Authority or any Guarantor be required to deliver any surveys, opinions, insurance or endorsements, or any other documents, or take any actions, pursuant to this Section 11.05 and ancillary to any Mortgage to the extent that it is not required to deliver comparable surveys, opinions, or other documents, or take comparable actions, with respect to the mortgages to be delivered in respect of the Bank Credit Facility (provided in no event shall this proviso excuse the Authority or Guarantors from delivering the Mortgage with respect to each Mortgaged Property).

Section 11.06. Release of Liens on the Collateral.

(a) Subject to the terms of the Collateral Trust Agreement, if applicable, the Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes and Guarantees outstanding under this Indenture or any other Note Obligations, and the right of the holders of the Note Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will automatically terminate and be discharged:

(i) subject to Article 12, in whole or in part, as applicable, as to all or any portion of the Collateral subject to the Collateral Trustee’s Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii) in whole, upon payment in full and discharge of all outstanding Note Obligations except for indemnity obligations; provided that the Authority has delivered an Officer’s Certificate to the Collateral Trustee and the Trustee certifying that the conditions described in this paragraph (ii) have been met and that such release of the Collateral does not violate the terms of this Indenture or the Security Documents;

(iii) as to any Collateral that is sold, exchanged, transferred or otherwise disposed of by the Authority or any Guarantor to a Person that is not (either before or after such sale, exchange, transfer or disposition) the Authority or a Guarantor in a transaction or other circumstance that is not prohibited by the terms of this Indenture, at the time of such sale, exchange, transfer or other disposition to the extent of the interest sold, exchanged, transferred or otherwise disposed of (and excluding any proceeds received by the Authority or any Guarantor from such sale, exchange, transfer or other disposition to the extent not constituting Excluded Assets);

(iv) as provided in the Collateral Trust Agreement or the Security Documents;

(v) as to any other release of the Collateral, if (A) consent to the release of all Liens on such Collateral from the holders of the requisite percentage of Notes in accordance with Article 9 herein has been given and (B) the Authority has delivered an Officer’s Certificate to the Collateral Trustee and the Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of this Indenture or the Security Documents;

(vi) in whole, upon satisfaction and discharge of this Indenture as set forth under Section 8.01 hereof;

(vii) in whole, upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8 hereof; or

(viii) with respect to the property and assets of any Guarantor if such Guarantor is released from its Guarantee in accordance with the terms of this Indenture.

(b) In the event the Authority requests the Collateral Trustee to evidence in writing a release of any assets permitted hereunder or the Authority requests that the Trustee instruct the Collateral Agent as provided in Section 11.06(e), the Authority and each Guarantor will furnish to the Collateral Trustee and the Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate (i) requesting such release and (ii) to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with.

(c) Upon compliance by the Authority or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Trustee shall promptly cause to be released and reconveyed to the Authority, or its Guarantors, as the case may be, the released Collateral.

(d) The release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture, the Security Documents or the Collateral Trust Agreement or upon the termination of this Indenture.

(e) Notwithstanding any provision to the contrary herein, as and when requested by the Authority, the Trustee shall instruct the Collateral Trustee to execute and deliver Uniform Commercial Code financing statement amendments or releases solely to the extent necessary to delete properties and assets required to be released pursuant to Section 11.06(a) hereof from the description of assets in any previously filed financing statements. If requested in writing by the Authority, and upon receipt of the Officer’s Certificate described in Section 11.06(b), the Trustee shall instruct the Collateral Trustee to execute and deliver such documents, instruments or statements and to take such other action as the Authority may request to evidence or confirm that properties and assets required to be released pursuant to Section 11.06(a) hereof described in the immediately preceding sentence have been released from the Liens of each of the Security Documents.    The Collateral Trustee shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee, without recourse or warranty, without the consent of the Holders.

(f) The Authority may direct the Collateral Trustee, without notice to or consent from the Holders, to execute and deliver SNDAs in favor of any tenant of the Authority or any Restricted Subsidiary under a lease permitted by the terms of this Indenture; provided that the Authority delivers to the Collateral Trustee an Opinion of Counsel to the effect that such SNDA is authorized or permitted by this Indenture.

Section 11.07. Authorization of Actions to Be Taken by the Trustee or the Collateral Trustee Under the Security Documents.

(a) Subject to the provisions of the Security Documents and the Collateral Trust Agreement, each of the Trustee or the Collateral Trustee may, but shall not be obligated to, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Collateral Trust Agreement and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Authority and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Security Documents and the Collateral Trust Agreement, the Trustee or the Collateral Trustee shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Collateral Trust Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Authority to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Trustee shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) The Trustee or the Collateral Trustee, in giving any consent or approval under the Security Documents or the Collateral Trust Agreement, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Security Documents or the Collateral Trust Agreement, and the Trustee or the Collateral Trustee shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate.

Section 11.08. [Reserved].

Section 11.09. [Reserved].

Section 11.10. Amendments to the Security Documents.

Subject to the terms of the Collateral Trust Agreement, no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed by the Required Parity Lien Secured Parties (as defined in the Collateral Trust Agreement), except that:

(a) any amendment or supplement that has the effect solely of adding or maintaining Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein or adding Parity Lien Obligations permitted under this Indenture to obligations secured under the Security Documents or adding Junior Lien Debt Obligations permitted under this Indenture, will become effective when executed and delivered by the Authority or any other Guarantor party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(b) any amendment or supplement that has the effect solely of curing any ambiguity, defect or inconsistency or making any change that would provide any additional rights or benefits to the holders of Note Obligations or the Collateral Trustee will, in each case, become effective when executed and delivered by the Authority and any Guarantor party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(c) any amendment or supplement that has the effect solely of conforming the text of any Security Document to any provision of the Description of Notes contained in the Offering Memorandum to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of such Security Document, which intent shall be evidenced by an Officer’s Certificate to that effect, will become effective when executed and delivered by the Authority and any Guarantor party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(d) any amendment or supplement to release Collateral in accordance with the terms of this Indenture and the Security Documents will, in each case, become effective when executed and delivered by the Authority and any Guarantor party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(e) any amendment or supplement in accordance with the Collateral Trust Agreement will become effective when executed and delivered by the Authority and any Guarantor party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(f) any amendment or supplement to evidence and provide for the appointment of a successor Collateral Trustee so long as such successor Collateral Trustee (1) is reasonably acceptable to the Trustee and (2) is otherwise qualified and eligible to serve as Collateral Trustee will become effective when executed and delivered by the Authority and any Guarantor party thereto and the successor Collateral Trustee, without further consent of any the Trustee or any Holder;

(g) any amendment or supplement that has the effect solely of effecting any other action described in Section 9.01 will become effective when executed and delivered by the Authority and any other Guarantors party thereto and the Collateral Trustee, without further consent of the Trustee or any Holder;

(h) the Collateral Trustee and the Trustee are authorized to amend the Security Documents, without further consent of the Trustee, the Collateral Trustee or any Holder, to add additional secured parties to the extent Liens securing the Obligations held by such parties are permitted under this Indenture; and

(i) no amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee in its individual capacity as such will become effective without the consent of the Collateral Trustee.

In addition, any amendment or supplement to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of (i) releasing all or substantially all of the Collateral from the Liens that secure the Notes, (ii) impairing or adversely affecting the contractual right of the Holders to share in the proceeds of Collateral as described in Section 11.11 hereof or (iii) impairing or adversely affecting the right of the Holders to vote with respect to amendments or supplements to the Security Documents, will require the consent of the holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding.

The consent of the Holders and/or Parity Lien Obligations will not be necessary under this Indenture or the Security Documents to approve the particular form of any proposed amendment or supplement to the Security Documents. It is sufficient if such consent approves the substance of the proposed amendment or supplement.

Section 11.11. Application of Proceeds from Sale of Collateral.

Subject to the terms of the Collateral Trust Agreement, if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement which are distributed to the Trustee in accordance with the Collateral Trust Agreement, after payment of the fees, costs and expenses of the Collateral Trustee, will be distributed by the Trustee in the following order of application:

FIRST, to the payment of all amounts payable under this Indenture and the Security Documents on account of the fees, costs, expenses and other liabilities of any kind incurred by or owing to the Trustee in connection with any of this Indenture or the Security Documents;

SECOND, to the extent of any surplus remaining after the payment in full in cash of the amounts described in the preceding clause, ratably, for application to the payment of all outstanding Obligations in respect of the Notes in an amount sufficient to pay in full in cash all such Obligations; and

THIRD, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Authority, the applicable Guarantor or the Collateral Trustee for any other secured indebtedness, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

The foregoing order of application will be subject to (i) the seniority of any Permitted Liens, (ii) the rights of the holders of any Priority Lien Obligations and (iii) ratable sharing with other Parity Lien Obligations, in each case subject to the provisions of the Collateral Trust Agreement.

ARTICLE 12

COVENANTS OF THE TRIBE

Section 12.01. Negative Covenants of the Tribe.

The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

(a) increase or impose any tax, fee, charge, assessment or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

(i) payments that are due under any agreement, law or regulation (including the Tribal Gaming Ordinance and the Town Agreement) in effect on the Issue Date or payments which are not materially adverse to the economic interests of Holders;

(ii) payments that the Authority has agreed to reimburse each Holder for the economic effect thereof, if any;

(iii) payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(iv) pursuant to the Tribal Tax Code; or

(v) Government Service Payments;

(b) subject to the provisions described under Section 13.01, rescind the Lease or amend the terms of the Lease in any manner that would be materially adverse to the economic interests of Holders or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;

(c) amend the Tribal Gaming Ordinance (or accompanying gaming regulations in effect on the Issue Date), the Compact, the Constitution or the Town Agreement (in each case unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of Holders or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;

(d) permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) to be or become a legal obligation of the Authority or any of its Restricted Subsidiaries or for which assets of the Authority or any of its Restricted Subsidiaries may be bound, other than a liability that the Authority or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Indenture;

(e) exercise any power of eminent domain or condemnation over the assets of the Authority or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders);

(f) take any other action (including, without limitation, applying the Tribal Gaming Ordinance or gaming regulations in a discriminatory manner against the Holders), enter into any agreement, amend the Constitution, the Tribal Gaming Ordinance (or accompanying gaming regulations), the UCC Ordinance, the Compact or the Town Agreement, or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of the Holders, or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;

(g) other than through the Authority, a Subsidiary of the Authority or a joint venture of the Authority (with any one or more entities that are not Affiliates of the Tribe unless they are Subsidiaries of the Authority) and except as in existence as of the Issue Date, develop, own, operate or manage Northeast Gaming Operations;

(h) abrogate or take any action to abrogate the Tribe’s waiver of sovereign immunity and consent to jurisdiction or any waiver of sovereign immunity or consents to jurisdiction provided by the Authority or any Guarantor pursuant to this Indenture or the Security Documents;

(i) knowingly accept or retain a Restricted Payment (other than Government Service Payments) from the Authority in violation of this Indenture;

(j) dissolve, liquidate, reorganize or restructure the Authority or any Restricted Subsidiary, other than as permitted under this Indenture, terminate gaming operations conducted by the Authority, or authorize gaming operations (other than class I gaming under IGRA) on its reservation other than through the Authority;

(k) fail to segregate Tribal assets from assets of the Authority or any Restricted Subsidiary;

(l) convey into trust with the federal government of the United States any Authority assets other than real property;

(m) directly or indirectly challenge the validity or legality of any provision of this Indenture or the Security Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes;

(n) fail to maintain its existence as a federally recognized Indian tribe;

(o) take any action, pursuant to or within the meaning of Bankruptcy Law, to appoint or consent to the appointment of a custodian, receiver or trustee (or other similar office) of the Authority or for all or substantially all of the property of the Authority;

(p) take any action to enact any Bankruptcy Law that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders provided for in this Indenture or the Notes and the Security Documents;

(q) take any action that impairs necessary access to the lands of the Tribe by the Authority for purposes of operating the Resort and conducting the business of the Resort;

(r) adopt, enact, amend or modify any law impairing (as such term is used in Article I, Section 10 of the United States Constitution) any contractual obligation of the Tribe, the Authority or the Guarantors under this Indenture, the Notes or the Security Documents other than laws required under applicable state or federal law or reasonably adopted in good faith to ensure that the Principal Business and any Related Business are conducted in a manner consistent with applicable laws to protect the environment or the public health and safety relating to the conduct of the Principal Business or such Related Business;

(s) initiate or participate in any proceeding to have the interests of the Trustee or any Holder under this Indenture or the Security Documents declared invalid or unenforceable on the basis that this Indenture or the Security Documents, individually or collectively, (a) provide any Person with a proprietary interest in any gaming activity in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A), or under the Tribe’s Constitution and any tribal law, ordinance or resolution including, without limitation, the Tribal Gaming Ordinance, or (b) constitute, individually or as a whole, a “management contract” or a “management agreement” under IGRA, including 25 U.S.C. Section 2711, and its implementing regulations, or as otherwise provided under the Tribe’s Constitution and any tribal law ordinance or resolution, including, without limitation, the Tribal Gaming Ordinance; or

(t) except as required by federal or state law, directly or indirectly impose, tax or otherwise make a charge on the Creditor Parties in their capacities as such, the Notes, this Indenture, the Security Documents or any payments or deposits to be made thereunder;

provided that, except as set forth in the previous clauses (c) and (g) nothing in the foregoing shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a gaming enterprise, outside of the Authority.

Section 12.02. Affirmative Covenants of the Tribe.

(a) Any action taken by the Tribe to comply with federal or state law that would otherwise violate Section 12.01 hereof shall be taken only after prior written notice to the Trustee, accompanied with an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall give the Trustee at least 30 days prior written notice of any such action.

(b) In the event that the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe receives, directly or indirectly, any payment, distribution or transfer from the Authority or any Restricted Subsidiary at a time when such payment, distribution or transfer is prohibited by the terms of this Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered promptly to the Authority; provided that, if an Event of Default resulting in acceleration of the Notes has occurred and is continuing, such payment shall, subject to the Collateral Trust Agreement, be paid forthwith over and delivered promptly to the Collateral Trustee.

(c) The Tribe agrees that, at all times, the Authority shall have sole and exclusive right to operate the Resort; provided that the Authority may delegate its right to operate the Resort to one or more employees, agents, independent contractors, managers, operators or other Persons in accordance with the terms of this Indenture, and any such delegation shall not constitute a breach of this clause (c).

Section 12.03. Additional Agreements and Acknowledgments of the Tribe.

(a) Any action taken in violation of this Article 12 shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.

(b) Subject to the terms of the Collateral Trust Agreement, upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the Holders shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Limitations on Management Activities.

Notwithstanding any provision in this Indenture, the Collateral Trust Agreement or any other Security Document (collectively, the “Credit Documents”), none of the Trustee, Collateral Trustee or any Holder (collectively, the “Creditor Parties”) shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Authority’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited to) with respect to the following:

(a) the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b) any employment policies or practices;

(c) the hours or days of operation;

(d) any accounting systems or procedures;

(e) any advertising, promotions or other marketing activities;

(f) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g) the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h) budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;

provided, however, none of the Creditor Parties will be in violation of the foregoing restriction solely because any of the Creditor Parties:

(i) exercises any rights that do not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or

(ii) requires that all or any portion of the revenues securing the Note Obligations or any other Parity Lien Obligations, if any, be applied to satisfy the terms of the Credit Documents or the Parity Lien Documents, if any; or

(iii) otherwise foreclose on all or any portion of the property securing the Notes or any other Parity Lien Obligations;

provided, further, that nothing in this Section 13.01 shall limit any Creditor Party’s right to engage in Management Activities with respect to any Non-Tribal Entity to the extent such rights are granted pursuant to the Credit Documents and are otherwise consistent with applicable law.

Notwithstanding any right of the Trustee or any Holder or beneficial owner of the Notes contained in this Indenture, the Notes or any requirement or restriction imposed on the Authority or the Tribe herein, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years and 364 days except if the document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS INDENTURE, THE NOTES OR THE SECURITY DOCUMENTS, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THIS INDENTURE, THE NOTES AND THE SECURITY DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS BY ANY PERSON OTHER THAN THE TRIBE OR THE AUTHORITY, OR DEPRIVE THE TRIBE OR THE AUTHORITY OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS; AND (B) NO TRUSTEE, COLLATERAL TRUSTEE OR HOLDER (NOR ANY SUCCESSOR, ASSIGN OR AGENT OF ANY TRUSTEE, COLLATERAL TRUSTEE OR HOLDER) WILL OR MAY EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH THIS INDENTURE, THE NOTES OR THE COLLATERAL DOCUMENTS IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS OR THAT WOULD DEPRIVE THE TRIBE OR THE AUTHORITY OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS.

Section 13.02. [Reserved].

Section 13.03. Notices.

Any notice or communication by the Authority, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address below:

If to the Authority or any Guarantors:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chief Executive Officer

With a copy to:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: General Counsel

and

Wachtell, Lipton, Rosen& Katz

51 West 52nd Street

New York, NY 10019

Attention: Joshua Feltman, Esq.

If to the Tribe:

The Mohegan Tribe of Indians of Connecticut

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Chair, Tribal Council

With a copy to:

The Mohegan Tribe of Indians of Connecticut

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: Attorney General

If to the Trustee:

U.S. Bank National Association

Global Corporate Trust

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Attention: L. Casasanta

With a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention: William G. Rock

The Authority or the Trustee, by notice to the others may designate additional or different addresses or means, including electronically or by telecopier, for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any communication sent to the Trustee may be in the form of a document that is signed manually or by way of a digital signature provided by a digital signature provider specified in writing to the Trustee by an authorized officer of the Authority. The Authority agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Authority mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.04. [Reserved].

Section 13.05. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Authority or any Guarantor to the Trustee to take any action under this Indenture, the Authority shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.06 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.06 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.06. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the certificate contemplated in Section 4.04 of this Indenture) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.07. [Reserved].

Section 13.08. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.09. Dispute Resolution and Consent to Suit.

(a) The Tribe does not consent to the enforcement, levy, or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe, the Authority and each of the Guarantors, as applicable, consent to the enforcement and execution of any judgment, whether obtained as a result of judicial, administrative, or arbitrational proceedings, against any Eligible Assets of the Authority and the Guarantors and, only as specifically set forth in clause (v) and (vi) below, against Eligible Assets of the Tribe, in each case, to the extent set forth in the remainder of this paragraph. Subject to the foregoing, each of the Tribe, the Authority and the Guarantors expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by any person with standing to maintain an action (i) to interpret and enforce the terms of this Indenture, the Notes or the Security Documents, (ii) to enforce and execute any judgment resulting therefrom against the Authority and the Guarantors or the Eligible Assets of the Authority and the Guarantors, (iii) to seek any form of monetary recovery available at law or in equity against the Authority and the Guarantors in the event that, by a final determination of a court of competent jurisdiction, any of this Indenture, the Notes or the Security Documents is found void as a management contract not approved by the NIGC pursuant to IGRA, (iv) to specifically enforce the obligations of the Tribe hereunder, (v) to compel the Tribe to return any payment made to the Tribe in violation of this Indenture as described in Section 12.02(b) hereof, (vi) subject to the final paragraph of this Section 13.09(a), to enforce and execute against only the Eligible Assets of the Tribe any judgment in respect only of direct damages resulting from any breach by the Tribe of any of its obligations under Section 12.01(a), (b), (c), (h), (i), (j), (k), (m) and (p), Section 12.02(c) and Section 12.03(b) of this Indenture (the “Limited Recourse Covenants”), or (vii) subject to the final paragraph of this Section 13.09(a), otherwise arising out of or related to this Indenture, the Notes or the Security Documents. Without limiting the generality of the foregoing, the Tribe, the Authority and the Guarantors waive their immunity from unconsented suit to permit the maintenance of the following actions in respect of the Notes, this Indenture or the Security Documents:

(i) Courts. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit any of the courts set forth in Section 13.09(b) to (i) enforce and interpret the terms of this Indenture, the Notes and the Security Documents, and award and enforce the award of damages against the Authority or the Guarantors owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration; (ii) obtain and enforce any monetary recovery pursuant to clause (iii) of the preceding paragraph; (iii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been improperly granted or unreasonably withheld; (iv) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration pursuant to subsection (c) below; and (v) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1301 et seq. (or any successor statute) or Article XIV of the Mohegan Constitution.

(ii) Arbitration. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, whenever and to the extent any agreement to submit a matter to arbitration is made by the Tribe, the Authority or the Guarantors, to (i) enforce and interpret the terms of this Indenture, the Notes and the Security Documents, to adjudicate any other dispute with the Authority or the Guarantors (but not the Tribe) arising out of or related to this Indenture, the Notes and the Security Documents (but subject to the final paragraph of this Section 13.09(a)) and to award and enforce the award of any damages owing as a consequence thereof; (ii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been improperly granted or unreasonably withheld; and (iii) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration. The Tribe, the Authority and the Guarantors hereby agree that if neither the state or federal courts specified in Section 13.09(b) hereof can or is willing to hear a dispute submitted to it in accordance with the first paragraph of this Section 13.09(a) and subsection (i) of this Section 13.09(a), then any proper party to such dispute may request binding arbitration of such dispute pursuant to this subsection (b). The dispute shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction, including, without limitations, the courts set forth in Section 13.09(b) and any and all courts located in a jurisdiction in which are located assets against which such judgement is sought to be enforced.

Notwithstanding the foregoing, (A) any action against the Tribe for a breach by the Tribe of the Limited Recourse Covenants pursuant to Section 13.09(a)(vi) above must be commenced within three years after the occurrence of the facts that are the primary basis of the action or, if later, three years from the date those facts reasonably should have been discovered by the party bringing the action; and (B) the waiver of sovereign immunity set forth in Section 13.09(a)(vii) above:

(i) is limited to suit against the Authority and its Subsidiaries and excludes actions against the Tribe;

(ii) shall not extend to any action (sounding in tort, fraudulent conveyance, for injunctive relief, or otherwise) against the Authority or any Subsidiary in respect of a distribution or payment by the Authority or any Subsidiary to the Tribe or any Affiliate thereof that is not prohibited by the terms of this Indenture;

(iii) does not extend to claims under federal or state securities law; and

(iv) shall not extend to claims for punitive or consequential damages.

(b) Consent to Jurisdiction. Each of the Tribe, the Authority and the Guarantors hereby consents to the jurisdiction over any suit or other action in respect of the Notes, this Indenture or the Security Documents by (i) any United States District Court in the City and County of New York, any state court in the City and County of New York, and any Federal or state courts having appellate jurisdiction thereof (the “New York Courts”), (ii) in the event that the New York Courts lack or decline jurisdiction, the United States District Court of Connecticut, any state courts of the State of Connecticut and any Federal or state courts having appellate jurisdiction thereof (the “Connecticut Courts”), (iii) in the event that the Connecticut Courts lack or decline jurisdiction, arbitration (as provided in this Section 13.09), (iv) in the event that arbitration is not available, the Mohegan Gaming Disputes Court, and (v) in the event that the Mohegan Gaming Disputes Court lack or decline jurisdiction, any court or other forum of the Tribe. Each of the Tribe, the Authority and the Guarantors agrees that a final judgment in any action brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law, including, without limitations, the courts set forth in this clause (b), and consents to the jurisdiction of any and all courts located in a jurisdiction in which are located assets against which such judgment is sought to be enforced. Each of the Tribe, the Authority and the Guarantors irrevocably and expressly waives, to the fullest extent permitted by applicable Law, (i) any objection that it may now or hereafter have to the laying of venue to any action in any such court and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Tribal Exhaustion/Tribal Court Actions. Each of the Tribe, the Authority and the Guarantors irrevocably and expressly waives, to the fullest extent permitted by applicable Law, (i) its right to have any suit or other action arising out of or relating to the Notes, this Indenture or the Security Documents heard in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, and (ii) any requirement for exhaustion of remedies available in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, prior to the commencement of any suit, action or proceeding in any state or Federal court. In any event, no such action may be brought in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, without the prior written consent of the Trustee; provided, however, that the preceding clause shall not be construed to prohibit any action in any such forum which is a legitimate effort to ensure that the gaming operations of the Authority and the Resort are conducted in compliance with applicable laws, rules and regulations or to protect the environment, the public health and safety, or the integrity of the Authority or the Resort and not for the purpose of delaying or hindering the repayment of the Notes.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES, THIS INDENTURE OR ANY SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE NOTES, THIS INDENTURE AND THE SECURITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION.

(e) Service of Process. In any action or proceeding as to which the Authority or any Guarantors has waived its sovereign immunity as set forth in this Section 13.09, the Authority and the Guarantors consent and agree that process against any of them shall be effective if served by sending the process by registered or certified mail to the Chairman of the Management Board of the Authority, with a copy to the General Counsel of the Authority and a copy to the Attorney General of the Tribe, all at the address set forth in Section 13.03. In any action or proceeding as to which the Tribe has waived its sovereign immunity as set forth in this Section 13.09, the Tribe consents and agrees that process against it shall be effective if served by sending the process by registered or certified mail to the Chairman of the Tribe, with a copy to the Attorney General of the Tribe, at the address set forth in Section 13.03. Nothing in the Credit Documents will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 13.10. No Personal Liability of Directors, Officers, Employees and Stockholders.

Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Authority or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR NONPERFECTION OR THE PRIORITY OF THE SECURITY INTERESTS CREATED BY THE SECURITY DOCUMENTS, OR REMEDIES THEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF THE OTHER JURISDICTION SHALL GOVERN.

Section 13.12. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Authority or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.13. Successors.

All agreements of the Authority in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.14. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal, void or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.15. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.16. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

Accepted and Agreed to as of the date above written:

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mario C. Kontomerkos
Name: Mario C. Kontomerkos
Title: Chief Executive Officer

MOHEGAN BASKETBALL CLUB LLC
MOHEGAN COMMERCIAL VENTURES PA, LLC
MOHEGAN GOLF, LLC

By:	/s/ Mario C. Kontomerkos
Name: Mario C. Kontomerkos
Title: President

MOHEGAN VENTURES-NORTHWEST, LLC

By:	/s/ Raymond Pineault
Name: Raymond Pineault
Title: President

BACKSIDE, L.P.
DOWNS RACING, L.P.
MILL CREEK LAND, L.P.
NORTHEAST CONCESSIONS, L.P.

By: MOHEGAN COMMERCIAL VENTURES PA, LLC, its General Partner

By:	/s/ Mario C. Kontomerkos
Name: Mario C. Kontomerkos
Title: President

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining the Tribal Provisions)

By:	/s/ Ralph James Gessner, Jr.
Name: Ralph James Gessner, Jr.
Title: Chairman of the Tribal Council

[Signature Page – Indenture]

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

[Signature Page – Indenture]

SCHEDULE I

Mortgaged Property

EXHIBIT A

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE AUTHORITY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AUTHORITY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER REPRESENTS THAT

(1) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR

(2) IT IS NOT A “U.S. PERSON” AND IS OUTSIDE OF THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT).

NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS]

AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE AUTHORITY OR ANY AFFILIATE OF THE AUTHORITY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS SECURITY), ONLY (A) TO THE AUTHORITY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE AUTHORITY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

[EACH PURCHASER OF THIS GLOBAL NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS GLOBAL NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.]

[THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: GENERAL COUNSEL, MOHEGAN TRIBAL GAMING AUTHORITY, ONE MOHEGAN SUN BOULEVARD, UNCASVILLE, CONNECTICUT 06382, TELEPHONE NUMBER (860) 862-5997.]

[Face of Note]

8.000% Second Priority Senior Secured Note due 2026

CUSIP [                ]

No.______	$__________

MOHEGAN TRIBAL GAMING AUTHORITY

promises to pay to

or registered assigns,

the principal sum of

Dollars on February 1, 2026 or, if applicable, the

Springing Maturity Date

Interest Payment Dates: February 1 and August 1,

beginning on August 1, 2021.

Record Dates: January 15 and July 15

Dated:

MOHEGAN TRIBAL GAMING AUTHORITY

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred

to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Mohegan Tribal Gaming Authority (the “Authority”) promises to pay interest on the principal amount of this Note at 8.000% per annum from January 26, 2021 until maturity (except as otherwise described below). The Authority will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”) to the holders of record on the preceding January 15 and July 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that, if there is no existing Default in the payment of interest with respect to the Notes, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be August 1, 2021. The Authority shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Authority will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the January 15 or July 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent and Registrar maintained for such purpose within the City and State of New York, or, at the option of the Authority, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall hold at least $1.0 million in principal amount of Notes and have provided wire transfer instructions to the Authority and the Paying Agent. Such payment shall be made in accordance with those instructions.

3. PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Authority may change any Paying Agent or Registrar without notice to any Holder. The Authority may act as Paying Agent or Registrar.

4. INDENTURE. The Authority issued the Notes under an Indenture dated as of January 26, 2021 (“Indenture”) among the Authority, The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

At any time prior to February 1, 2023, the Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Authority, at a redemption price equal to the sum of:

(1) 100% of the principal amount of the Notes to be redeemed; and

(2) the Applicable Premium;

plus accrued and unpaid interest thereon to, but not including, the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date).

At any time prior to February 1, 2023, the Authority may, (i) during the twelve month period commencing on the Issue Date and (ii) during the period subsequent to such twelve month period and prior to February 1, 2023 redeem in each period up to 10.0% of the initial aggregate principal amount of Notes at a redemption price equal to 103% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the Notes to be redeemed to but excluding the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date); provided that if the Authority does not redeem 10.0% of the initial aggregate principal amount of Notes during the twelve month period commencing on the Issue Date, the Authority may, in the subsequent period prior to February 1, 2023, redeem the Notes in an amount that does not exceed 10.0% of the initial aggregate principal amount of Notes plus the difference between (x) 10.0% of the initial aggregate principal amount of Notes and (y) the aggregate principal amount of Notes that were redeemed in such twelve month period.

At any time or from time to time on or after February 1, 2023, the Notes will be redeemable, at the option of the Authority, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of Holders on the related record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2023	104.000%
2024	102.000%
2025 and thereafter	100.000%

Any redemption described above may, at the Authority’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a debt or equity financing, acquisition or other transaction or event. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Authority’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Authority’s discretion if in the good faith judgment of the Authority any or all of such conditions will not be satisfied or waived.

Notwithstanding any other provisions of Article 3 of the Indenture, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes be licensed, qualified or found suitable under any applicable gaming laws in order to obtain or maintain any gaming license or franchise of the Authority under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority has the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (1) the principal amount thereof and (2) the price at which such Holder or beneficial owner acquired the Notes, together with, in either case, accrued and unpaid interest to, but not including, the earlier of the Redemption Date or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority. The Authority shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such Holder or beneficial owner.

6. MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Authority shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDER.

(a) If there is a Change of Control, the Authority shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of purchase (the “Change of Control Payment”). Within 20 Business Days following any Change of Control, the Authority shall deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Authority, or any third party making a Change of Control Offer in lieu of the Authority as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Authority or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest on the Notes that remain outstanding to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

(b) If the Authority or a Restricted Subsidiary consummates any Asset Sales, the Authority may be required to make an offer to repurchase the Notes, as and to the extent provided in the applicable provisions of the Indenture

8. NOTICE OF REDEMPTION. Except as set forth in paragraph 5 above, notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Authority need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Authority need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes or the Security Documents may be amended or supplemented pursuant to the applicable provisions of the Indenture and/or the Security Documents, as applicable.

12. DEFAULTS AND REMEDIES. Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes; (iii) failure by the Authority or any of its Restricted Subsidiaries to comply with Section 4.10 or 5.01 of the Indenture; (iv) failure by the Authority or any of its Restricted Subsidiaries for 30 days after notice to the Authority by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any covenant or other agreement in the Indenture, the Notes or the Security Documents; (v) default under certain other agreements relating to Indebtedness of the Authority or any of its Restricted Subsidiaries which default (A) is caused by a Payment Default or (B) results in the acceleration of such Indebtedness prior to its express maturity; and in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more; (vi) certain final judgments for the payment of money in excess of $50.0 million that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (viii) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono; (ix) cessation of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono (other than as a result of a casualty loss and other than pursuant to order of a Governmental Authority of general applicability in connection with a public health crisis); (x) the Lease ceases to be in full force and effect in any material respect; (xi) failure by the Tribe to comply with the provisions of Article 12 of the Indenture for 30 days after notice to the Authority and the Tribe by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding provided such 30-day period shall not apply to any failure by the Tribe to comply with clauses (h), (j), (m) and (o) of Section 12.01 of the Indenture; and (xii) (a) any Security Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or is declared null and void, other than in accordance with the terms of the relevant Security Document; or (b) except as permitted by the Indenture, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Liens; or (c) the Authority or any Restricted Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Authority or any Restricted Subsidiary set forth in or arising under any Security Document. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default with respect to the Notes and its consequences under the Indenture except a continuing Default or Event of Default(other than nonpayment of principal, interest or premium that has become due solely because of an acceleration that has been rescinded) in the payment of premium, if any, or interest on, or the principal of, the Notes, including in connection with an offer to purchase. The Authority is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Authority is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH AUTHORITY. Subject to Section 7.03 of the Indenture, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Authority or its Affiliates, and may otherwise deal with the Authority or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A controlling person, director, officer, employee or holder of an Ownership Interest of the Authority, as such, shall not have any liability for any obligations of the Authority under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. LIMITATIONS ON MANAGEMENT ACTIVITIES; WAIVER OF SOVEREIGN IMMUNITY; DISPUTE RESOLUTION AND CONSENT TO SUIT. Section 13.01 of the Indenture and all provisions in the Indenture relating to the Authority’s, the Tribe’s and the Guarantors’ waivers of sovereign immunity and rights to resolve disputes in tribal court, as well as all consents and agreements of the Authority, the Tribe and the Guarantors to applicable laws and jurisdictions for the resolution of disputes are hereby incorporated herein with the same force and effect as though set forth at length herein, including Section 13.09 of the Indenture.

17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. [Reserved]

19. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Authority has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Authority will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                  to transfer this Note on the books of the Authority. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Authority pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                                                       ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Authority pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

                     $_______________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

U.S. Bank National Association

185 Asylum Street, 27th Floor

Hartford, CT, 06103

Re: 8.000% Second Priority Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of January 26, 2021 (the “Indenture”), among the Mohegan Tribal Gaming Authority, as issuer (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                  in such Note[s] or interests (the “Transfer”), to __________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act; (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person and (v) the proposed transferee was advised of the transfer restriction applicable to the Notes. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Authority or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5. ☐ Check if the Transfer is for (i) beneficial interests in a Restricted Global Note for beneficial interests in an Unrestricted Global Note; (ii) beneficial Interests in a Restricted Global Note for Restricted Definitive Notes; (iii) beneficial interests in a Restricted Global Note for Unrestricted Definitive Notes; (iv) beneficial interests in an Unrestricted Global Notes for Unrestricted Definitive Notes; (v) Restricted Definitive Notes for beneficial interests in Unrestricted Global Notes; or (vi) Restricted Definitive Notes for Unrestricted Definitive Notes – The prior written consent of the Authority has been obtained for the Transfer.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (2), 3(a), 3(d), (4)(b) or (4)(c) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such Opinion of Counsel, certifications and other information as the Authority has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If box (5) is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof unless it is provided with a copy of the written consent of the Authority to such Transfer.

This certificate and the statements contained herein are made for your benefit and the benefit of the Authority.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:__________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ), or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

U.S. Bank National Association

185 Asylum Street, 27th Floor

Hartford, CT, 06103

Re:	8.000% Second Priority Senior Secured Notes due 2026

(CUSIP __________)

Reference is hereby made to the Indenture, dated as of January 26, 2021 (the “Indenture”) among the Mohegan Tribal Gaming Authority, as issuer (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors party thereto, and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the prior written consent of the Authority for such Exchange has been obtained.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States, and (v) the prior written consent of the Authority for such Exchange has been obtained.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the prior written consent of the Authority for such Exchange has been obtained.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the prior written consent of the Authority for such Exchange has been obtained.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer and the prior written consent of the Authority for such Exchange has been obtained. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

If either box (1)(a), (1)(b), (1)(c), or 2(a) is checked, the Trustee shall refuse to register the Exchange unless it is provided with a copy of the written consent of the Authority to such Exchange.

This certificate and the statements contained herein are made for your benefit and the benefit of the Authority.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

U.S. Bank National Association

185 Asylum Street, 27th Floor

Hartford, CT, 06103

Re: 8.000% Second Priority Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of January 26, 2021 (the “Indenture”), among the Mohegan Tribal Gaming Authority, as issuer (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors party thereto, and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                             aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Authority or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Authority a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Authority to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

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3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Authority such certifications, legal opinions and other information as you and the Authority may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Authority are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , among              (the “Guarantor”), a subsidiary of the Mohegan Tribal Gaming Authority (or its permitted successor), (the “Authority”), the Authority, the Tribe (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H:

WHEREAS the Authority has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 26, 2021 providing for the issuance of 8.000% Second Priority Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Authority’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. INDENTURE PROVISION PURSUANT TO WHICH GUARANTEE IS GIVEN. This Supplemental Indenture is being executed and delivered pursuant to Section 4.20 of the Indenture.

3. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees as follows:

(a) The Guarantor, jointly and severally with all other Guarantors, if any, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Authority to the Holders or the Trustee hereunder, under the Notes or under the Indenture will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, in each case to the extent lawful.

Notwithstanding the foregoing, in the event that this Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under this Supplemental Indenture and its Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of the Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

4. EXECUTION AND DELIVERY OF GUARANTEES.

(a) To evidence its Guarantee set forth in this Supplemental Indenture, the Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the Guarantor by an Officer of such Guarantor who has been duly authorized by all requisite corporate actions.

(b) Notwithstanding the absence of any endorsement or notation of such Guarantee on the Notes, the Guarantor hereby agrees that its Guarantee set forth herein shall remain in full force and effect

(c) If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

(e) The Guarantor hereby agrees that its obligations hereunder shall be unconditional, regardless of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor in each case to the extent lawful.

(f) The Guarantor hereby waives, to the extent lawful, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that its Guarantee made pursuant to this Supplemental Indenture will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture or pursuant to Section 5(b) of this Supplemental Indenture.

(g) If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Guarantor, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(h) The Guarantor hereby waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Authority or any other Guarantor as a result of any payment by such Guarantor under its Guarantee. The Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand:

(i) in each case, to the extent lawful, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guarantee made pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; and

(ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee made pursuant to this Supplemental Indenture, in each case to the extent lawful.

(i) The Guarantor shall have the right to seek contribution from any other nonpaying Guarantor, if any, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee made pursuant to this Supplemental Indenture.

(j) The Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture or this Guarantee; and the Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

5. [RESERVED].

6. LIMITATIONS ON MANAGEMENT ACTIVITIES; WAIVER OF SOVEREIGN IMMUNITY; DISPUTE RESOLUTION AND CONSENT TO SUIT. Section 13.01 of the Indenture and all provisions in the Indenture relating to the Authority’s, the Tribe’s and the Guarantors’ waivers of sovereign immunity and rights to resolve disputes in tribal court, as well as all consents and agreements of the Authority, the Tribe and the Guarantors to applicable laws and jurisdictions for the resolution of disputes are hereby incorporated herein with the same force and effect as though set forth at length herein, including Section 13.09 of the Indenture.

7. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ___________________, ___

[GUARANTOR]

By:
Name:
Title:

MOHEGAN TRIBAL GAMING AUTHORITY

By:
Name:
Title:

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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